UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Kosmos Energy Ltd.
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Kosmos Energy is a full-cycle oil and gas exploration and production company focused on the Atlantic Margins with a diversified portfolio of low cost, lower carbon assets, including oil production in Ghana, the U.S. Gulf of Mexico and Equatorial Guinea, as well as world-class gas development projects offshore Mauritania and Senegal.

As a responsible company, we are working to supply the energy the world needs today, find and develop cleaner energy to advance the energy transition, and be a force for good in our host countries.

A MESSAGE FROM OUR CHAIRMAN AND CEO
April 28, 2022
Fellow shareholders:
Just as we were looking forward to the resurgence of the global economy after the difficult years of the pandemic, Russia’s invasion of Ukraine has shocked the world and illustrated the fragility of the peace and democracy we hold so dear. The tragic loss of life, the displacement of millions of people, and the economic devastation will cast a long shadow.
For the energy sector, the conflict is re-shaping the industry’s outlook. At the most basic level, it has reminded the world of the necessity of ensuring the energy transition whilst providing energy security. Europe’s reliance on Russia highlights the need for new sources of energy, ultimately renewables with hydrocarbons playing a long-term role in the transition. Kosmos can play a role in meeting that challenge with a portfolio of low cost, lower carbon oil production, and low cost, lower carbon liquified natural gas (LNG) projects offshore Mauritania and Senegal, which are poised to bring a new source of gas to the world as soon as production starts late next year. By sourcing LNG from Mauritania and Senegal, Europe would enhance its energy security and help these countries meet their own development goals – a positive and necessary outcome for all involved. For Kosmos, this illustrates our role in bringing a just and secure energy transition to life, and 2021 was a productive year for the company in fulfilling that vision.
We rebuilt operational momentum across the portfolio with a return to drilling in Ghana, Equatorial Guinea, and the Gulf of Mexico. This increased activity helped push net production above our year-end exit target of 75,000 barrels of oil equivalent per day. Importantly, this increased production boosted free cash flow and reduced leverage to around 2.5 times at year-end. Our LNG development offshore Mauritania and Senegal made significant progress with Greater Tortue Ahmeyim Phase 1 around 70% complete at year end. In addition, Kosmos executed a highly accretive transaction in Ghana, acquiring additional interests in the Jubilee and TEN fields, which has helped transform the balance sheet and further increase free cash flow generation.
As we executed the company’s strategy in 2021, we continued to be guided by our long-standing commitment to sustainability. Our most recent TCFD-aligned Sustainability Report advances the approach we introduced last year and covers our full ESG agenda, including the actions we have taken to mitigate climate-related risks and enhance the resilience of our business. Given the importance of ESG performance, the data in our most recent report has been reviewed by our independent auditor. This is an added step we have taken to increase confidence in our reporting, further demonstrating our commitment to transparency and openness.
The outlook for Kosmos in 2022 and beyond remains positive. The company is underpinned by low-cost, lower carbon assets – world class fields that have the longevity to deliver sustainable, high-margin cash flow at current prices. With our existing assets and sanctioned projects, production is expected to grow around 50% in the next two years, with a growing natural gas weighting at a time when there is a need for new sources of gas. With growing production and a strong commodity price backdrop, we expect to make further progress de-leveraging the balance sheet, with a year-end 2022 leverage target of around 1.5 times at current prices. As we deliver on this plan and new projects start up, sustainable free cash flow is expected to increase materially, creating the potential for meaningful shareholder returns.
Kosmos has emerged from the last two years of the pandemic with a stronger business and an important role to play in supporting the energy transition and strengthening energy security. We are excited about the future and look forward to sharing more about our company at our annual meeting. On behalf of the entire board of directors, I thank you for your participation and investment in our company.
Sincerely yours,

Andrew G. Inglis
Chairman and Chief Executive Officer

Kosmos Energy Ltd.
8176 Park Lane, Suite 500
Dallas, Texas 75231
April 28, 2022
NOTICE OF VIRTUAL ANNUAL STOCKHOLDERS MEETING TO
BE HELD ON THURSDAY, JUNE 9, 2022
To the Stockholders of Kosmos Energy Ltd.:
You are cordially invited to attend the 2022 annual stockholders meeting of KOSMOS ENERGY LTD., a Delaware corporation (the “Company”), which will be held via virtual-only format on Thursday, June 9, 2022, at 8:00 a.m., Central Daylight Time. You will be able to attend the meeting virtually, vote your shares electronically, and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/KOS2022 and following the instructions on your proxy card. The meeting will include the following proposals:
1.	To elect two Class III directors to a three-year term to serve until the 2025 annual stockholders meeting;
2.
To ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and to authorize the Company’s Audit Committee of the Board of Directors to determine their remuneration;

3.	To provide a non-binding, advisory vote to approve named executive officer compensation; and
4.	To consider such other business as may properly come before the annual stockholders meeting.
The Board of Directors of the Company has fixed the close of business on April 12, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting.
A record of the Company’s activities during 2021 and its financial statements as of and for the fiscal year ended December 31, 2021 is contained in the Company’s 2021 Annual Report on Form 10-K. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies. Our Chairman and CEO, Mr. Inglis, expects to report on our progress during the past year and respond to stockholders’ questions.
It is important that your shares be represented at the annual stockholders meeting, as a quorum of the stockholders must be present, either at the virtual meeting or by proxy, in order for the meeting to take place. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described herein so that your vote will be counted if you later decide not to attend the virtual meeting. Your vote and participation in our governance are very important to us. Returning the proxy does not deprive you of your right to attend the virtual meeting and to vote your shares at the virtual meeting. If you returned a proxy but then attend the virtual meeting, you may revoke the proxy and vote at the virtual meeting in accordance with the procedures described herein on all matters submitted at the meeting.
By order of the Board of Directors,

Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary
April 28, 2022
Dallas, Texas
  2022 Proxy Statement | 1

CAST YOUR VOTE
We value each stockholder playing a part in Kosmos’ future. It is vital that you participate and vote your shares.
Proposals Which Require Your Vote
		Additional information	Board recommendation	Votes required for approval
PROPOSAL 1	To elect two Class III directors to a three-year term to serve until the 2025 annual stockholders meeting	Page 7	FOR	Majority of votes cast
PROPOSAL 2
To ratify the appointment of Ernst &Young LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and authorization of the Company’s Audit Committee of the Board of Directors to determine their remuneration
		Page 25	FOR	Majority of votes cast
PROPOSAL 3	To provide a non-binding, advisory vote to approve named executive officer compensation	Page 28	FOR	Majority of votes cast
Vote Now
Even if you plan to attend this year’s virtual annual stockholders meeting, it is a good idea to vote your shares now, before the meeting, in the event your plans change. Whether you submit your proxy and vote via the Internet, by telephone or by mail, please have your proxy card or voting instruction form in hand and follow the instructions.
Via the Internet	By telephone	By mailing your proxy card

Visit 24/7 http://www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903	Mark, sign and date your proxy card, and return it in the postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
■ Review and download this Proxy Statement, a proxy card and our 2021 annual report ■ Request a hard copy of this Proxy Statement, a proxy card and our 2021 annual report
Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Stockholders Meeting to be Held on June 9, 2022. The Notice of Virtual Annual Stockholders Meeting, 2022 Proxy Statement, Proxy Card and 2021 Annual Report on Form 10-K are available under the SEC Filings link on the Investors’ page of our website at www.kosmosenergy.com. On this site, you will also be able to access any amendments or supplements to the foregoing materials that are required to be furnished. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered a part of this Proxy Statement or any other filing that we make with the U.S. Securities and Exchange Commission (the “SEC”).
2 |   2022 Proxy Statement

PROXY STATEMENT AND SUMMARY

2022 Virtual Annual Stockholders Meeting
These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Kosmos Energy Ltd. for use at the 2022 annual stockholders meeting and any adjournments or postponements thereof. We refer to our Board of Directors as the “Board” and to Kosmos Energy Ltd. as “Kosmos,” the “Company,” “we” or “us.” The annual stockholders meeting will be held virtually on Thursday, June 9, 2022 beginning at 8:00 a.m., Central Daylight Time. You will be able to attend the meeting virtually, vote your shares electronically, and submit your questions during the meeting by visiting:
www.virtualshareholdermeeting.com/KOS2022
The items to be considered are summarized in the Notice of Virtual Annual Stockholders Meeting and more fully described in this Proxy Statement. The Notice of Virtual Annual Stockholders Meeting, this Proxy Statement, the enclosed Proxy Card and our 2021 Annual Report on Form 10-K are first being mailed and made available starting on or about April 28, 2022 to all record holders of our common shares as of the close of business on April 12, 2022. Our common shares represented by proxies will be voted as described below or as specified by each stockholder.
Stockholders will need the control number included on their notice of internet availability, proxy card or voting instruction form to be admitted to the virtual meeting as a stockholder, vote their shares and ask questions.
  2022 Proxy Statement | 3

PROXY SUMMARY
Corporate Governance Highlights and Practices
Our Board of Directors believes that high standards of corporate governance are an essential component of our corporate culture.
Key Corporate Governance Features:
■
At present, all of our non-employee directors (six out of seven directors) are independent of management under the requirements of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

■	All of our executive officers (including each of our named executive officers) and directors are in compliance with our robust share ownership guidelines.
■	At our 2021 annual stockholders meeting, approximately 97% of our stockholders approved of our 2020 executive compensation program for our named executive officers.
■
Our Board of Directors amended the Company’s Bylaws and Corporate Governance Guidelines in March 2022 to provide for the election of directors by a majority of the votes cast in the case of uncontested elections with a requirement that directors who fail to receive the required number of votes must tender their resignation. In such event, the Nominating and Corporate Governance Committee would determine whether to accept such director’s resignation, subject to the Board’s final approval. The Company believes that this majority vote standard ensures accountability and the opportunity for a positive mandate from the Company’s stockholders.

■
We further expanded the extensive and varied experience of the Board of Directors with the addition of Roy A. Franklin. Mr. Franklin has over 45 years' experience as a senior executive in the oil and gas industry and his experience in sustainable energy infrastructure is invaluable to Kosmos as we continue to navigate the energy transition.

We are proud of our Board’s independence and diversity with respect to gender and tenure.

4 |   2022 Proxy Statement

PROXY SUMMARY
Sustainability Highlights and Practices
Kosmos was founded with the goal of creating value by engaging with all our stakeholders: investors, employees, host governments, communities, business partners, suppliers, and civil society. Operating in a safe, responsible, and environmentally sound manner is critical to achieving this goal. Kosmos is dedicated to upholding our Business Principles and acting as a force for good in our host countries.
Our approach to sustainability and reporting on progress is informed by:
1.	The United Nations (U.N.) Sustainable Development Goals (SDGs)
2.	The U.N. Global Compact’s Ten Principles
3.	Task Force on Climate-related Financial Disclosures (TCFD) Recommendations
4.	The Sustainability Accounting Standards Board (SASB) Sustainability Disclosure Topics and Accounting Metrics for Oil & Gas Exploration & Production
The Company’s latest Sustainability Report was published in December 2021 and covers our full ESG agenda, including the actions we have taken to mitigate climate-related risks and enhance the resilience of our business. Given the importance of ESG performance, we are pleased that last year’s report included data that has been independently reviewed by our external auditor, Ernst &Young LLP. This is an added step we have taken to further our commitment to transparency and openness. The report also demonstrates how we are delivering on our ongoing commitment to being both a responsible company and a long-term partner focused on helping our host nations reach their potential.
We are proud of the work we have done to operate responsibly.
Our People
■	Total Recordable Injury Rate in 2021 (0.18) was better than our target (< 0.50).
Environment
■	Looking to accelerate delivery of our carbon neutrality target for Scope 1 and Scope 2 operated emissions.
Transparency
■
Maintained an industry-leading position on transparency by publishing our petroleum agreements and production sharing contracts with host governments, as well as disclosing our payments to governments at the project level.

Social Investment
■	Since its founding, the Kosmos Innovation Center has trained more than 600 aspiring entrepreneurs, leading to the creation of more than 35 promising start-ups.
  2022 Proxy Statement | 5

PROXY SUMMARY
What We Do	What We Don’t Do

✔ Pay-for-Performance—we align pay and performance by awarding a majority of the compensation paid to our executives in the form of “at-risk” performance-based compensation linked to Company and individual performance

✔ Balanced Short-Term and Long-Term Compensation—we grant compensation that discourages short-term risk taking at the expense of long-term results

✔ Independent Compensation Consultant—our Compensation Committee engages an independent compensation consultant

✔ Share Ownership Guidelines—our executive officers are subject to robust share ownership guidelines, further aligning their interests with our stockholders

✔ Compensation Recoupment Policy—we maintain a compensation recoupment/clawback policy applicable to our executive officers

✔ Risk Mitigation—we have strong risk and control policies, we take risk management into account in making executive compensation decisions, and we perform an annual risk assessment of our executive compensation programs

✘ No Excise Tax Gross-Ups—we do not provide our executives with gross-ups for the excise tax that would be imposed on the executives under Section 4999 of the Internal Revenue Code, if they received “excess” payments and benefits in connection with a change in control

✘ No Special Executive Defined Benefit Retirement Programs—we do not provide special executive defined benefit retirement programs

✘ No Excessive Perquisites—consistent with our pay-for-performance philosophy, we do not provide our executives with excessive perquisites

✘ No Guaranteed Payouts—we do not grant cash or equity incentive compensation with guaranteed payouts

✘ No Hedging Shares—we do not permit our employees, including our named executive officers, to engage in hedging transactions in the Company’s securities, unless our General Counsel provides prior written authorization

✘ No Top-Up Share Grants—no additional issuance of equity awards to compensate for losses in value of outstanding equity awards

6 |   2022 Proxy Statement

PROPOSAL 1
To elect two Class III directors to a three-year term to serve until the 2025 annual stockholders meeting
The Board currently consists of seven directors. The Company’s Certificate of Incorporation divides our directors into three classes. One class is elected at each annual stockholders meeting, to hold office for a three-year term. Current Class III directors, Mr. Steven M. Sterin and Mr. Roy A. Franklin, if re-elected, will serve a three-year term until the 2025 annual stockholders meeting. Ms. Lisa Davis, a current Class III director, has chosen not to stand for re-election.
Our Bylaws provide that our Board shall consist of not less than five and not more than 15 directors, as determined by the Board. Our stockholders do not have cumulative voting rights and, accordingly, the holders of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, can elect each of the directors then standing for election. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.
We are soliciting proxies in favor of the election of each of the director nominees identified below. We intend that all properly executed proxies will be voted for these nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the annual stockholders meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board.
As of the date of this Proxy Statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director, if elected. The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve on the Board. Ages are correct as of the date of this Proxy Statement.
  2022 Proxy Statement | 7

PROPOSAL 1
Class III Director Nominees

Steven M. Sterin
Current Class III Director
Age: 50
Director since: 2019
Committees:
 ■ Audit Committee (Chair)
 ■ Compensation Committee
 ■ Health, Safety, Environment and Sustainability Committee
Other current public directorships:
 ■ DuPont de Nemours, Inc.

Mr. Sterin currently serves on the Board of Directors of DuPont de Nemours, Inc. and is the Chair of its Audit Committee and a member of its Sustainability, Public Policy, Environment and Health and Safety Committee. Mr. Sterin is currently Co-Founder & President of G&S Energy Holdings, LLC. G&S Energy is an independent energy company focused on the acquisition, safe operation and optimization of downstream and renewable energy assets in the U.S. He previously served as a Senior External Advisor to McKinsey & Company from June 2019 until August 2021. Mr. Sterin was most recently an Executive Vice President and the Chief Financial Officer of Andeavor & Andeavor Logistics from 2014 until the merger with Marathon Petroleum Company in October 2018. He served as President of Andeavor Logistics from 2017 to October 2018 and was a member of the Board of Directors for Andeavor Logistics GP, LLC from 2014 to 2018. Mr. Sterin was also responsible for Corporate Strategy & Business Development for both companies from 2016 to 2017. From 2007 to 2014, Mr. Sterin was the Senior Vice President and Chief Financial Officer for Celanese Corporation, a global technology and specialty material company. During his eleven years with Celanese, he served as Corporate Controller and Principal Accounting Officer as well as held other financial and business leadership roles. Prior to his tenure at Celanese, Mr. Sterin spent six years with Reichhold, Inc., a global chemical company, in a variety of financial positions, including Director of Tax and Treasury in the Netherlands, Global Treasurer and Vice President of Finance. Mr. Sterin’s career started with Price Waterhouse Coopers. Mr. Sterin holds a Master’s degree in Professional Accounting and a Bachelor’s degree in Business Administration and Accounting, which he earned concurrently at the University of Texas at Austin. He is a Certified Public Accountant in Texas. For these reasons, we believe he is well qualified to serve on our Board.

8 |   2022 Proxy Statement

PROPOSAL 1

Roy A. Franklin
Current Class III Director
Age: 68
Director since: 2021
Committees:
 ■ Audit Committee
 ■ Nominating and Corporate Governance Committee
Other current public directorships:
 ■ John Wood Group PLC
 ■ Energean plc

Mr. Franklin currently serves as Chairman of the international energy services group, John Wood Group PLC (“Wood”). In Mr. Franklin’s current role at Wood, he has overseen the company’s strategic positioning for the energy transition, broadening the company’s core activities from oilfield services to sustainable energy infrastructure, delivering solutions for a net-zero future. Wood is recognized as a sector leader in ESG matters with an AA rating from MSCI and Mr. Franklin’s experience in this area will be invaluable to Kosmos as it continues to navigate the energy transition. Mr. Franklin is also on the Board of Directors of Energean plc and he serves on its Nomination and Governance Committee and its Environment, Sustainability and Social Responsibility Committee. He was previously the Chairman of Premier Oil plc, a UK-based independent oil and gas exploration company, from 2017 until its acquisition in 2021, the Chairman of privately-held Energean Israel Ltd from 2017 to 2021, and the Deputy Chairman of Equinor A/S from 2015 until 2019. In addition to those listed above, he has served on the boards of a number of other international companies in non-executive roles, including Statoil A/S from 2007 until 2013, Santos Ltd from 2006 until 2017, Keller Group plc from 2007 until 2016, and Amec Foster Wheeler Plc from 2016 until 2017 when it was acquired by Wood. Mr. Franklin began his career at BP where he spent 18 years in roles of increasing responsibility. He then joined Clyde Petroleum plc as Group Managing Director and served as CEO of Paladin Resources plc from 1997 until its acquisition by Talisman Energy in 2005. In 2004 he was awarded the Order of the British Empire, and in 2006 the Petroleum Group Medal of the Geological Society of London, both in recognition of his services to the UK oil and gas industry. Mr. Franklin earned his Bachelor of Science in Geology in 1973 from the University of Southampton, UK. For these reasons, we believe he is well qualified to serve on our Board.

Nomination of Directors by Stockholders
Our stockholders may nominate directors to the Board by giving timely notice of the nomination in writing to the Secretary of the Company. Such notice must contain specified information about the nomination. Our Bylaws detail the timelines and informational requirements for stockholder nominations in greater detail. At this time, the Board has not established any minimum qualifications or skills for directors, although we generally consider a nominee’s diversity, experience, industry knowledge and background. To ensure we have a diverse group of potential director nominees for consideration, our nominee search includes candidates from both corporate positions beyond the executive suite and from non-corporate environments (e.g., government, academia and non-profit organizations), and includes both male and female candidates. The Nominating and Corporate Governance Committee has adopted a resolution to consider gender diversity as one of the factors in identifying qualified candidates for membership on the Board.
Vote Required
Directors will be elected by a majority of the votes cast at the annual stockholders meeting, at which a quorum is present. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.
Recommendation
FOR	The Board recommends that stockholders vote “FOR” all the nominees for director. If not otherwise specified, proxies will be voted “FOR” all the nominees for director.
  2022 Proxy Statement | 9

PROPOSAL 1
Continuing Directors (Current Class I Directors with Terms Expiring in 2023)
Andrew G. Inglis Chairman and Current Class I Director Age: 63 Director since: March 2014 Committees: None Other current public directorships: None
Mr. Inglis has served as our Chairman and Chief Executive Officer since March 1, 2014. Mr. Inglis joined Kosmos from Petrofac Ltd., a leading provider of oilfield services to the international oil and gas industry, principally engaged in the design of oil and gas infrastructure, the operation, maintenance and management of oil and gas assets and the training of personnel on a worldwide basis. At Petrofac, Mr. Inglis held the position of Chief Executive, Integrated Energy Services and was a member of the Petrofac board of directors. Prior to joining Petrofac in January 2011, Mr. Inglis served BP p.l.c for 30 years in a number of positions, including most recently as Executive Director on the BP board of directors from 2007 to 2010 and as Executive Vice President and Deputy Chief Executive of exploration and production from 2004 to 2007. Mr. Inglis received a Master’s degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers and a Fellow of the Royal Academy of Engineering. For these reasons, we believe he is well qualified to serve on our Board.

Sir Richard Dearlove
Current Class I Director
Age: 77
Director since: December 2012
Committees:
 ■ Nominating and Corporate Governance Committee (Chair)
 ■ Compensation Committee
Other current public directorships:
 ■ Crossword Cybersecurity Plc

Sir Richard Dearlove is Chairman of the Trustees of London University and was Master of Pembroke College at the University of Cambridge, U.K. from 2004 to 2015, and the Head of the British Secret Intelligence Service (MI6) from 1999 to 2004. During his 38-year tenure with MI6, Sir Richard served in multiple international locations before returning to the U.K. as Director of Personnel and Administration in 1993. He also served as Director of Operations and Assistant Chief in advance of his appointment as Head of MI6 in 1999. In 1984, Sir Richard was awarded an OBE (Officer of the Most Excellent Order of the British Empire), and in 2001 he was appointed a KCMG (Knight Commander of St. Michael and St. George) for his service. Sir Richard has held several trustee and advisory positions, including serving as a Trustee of Kent School in Connecticut, Honorary Fellow of Queens’ College, University of Cambridge, Member of the International Advisory Board of AIG, Senior Advisor to the Monitor Group, Chairman of Ascot Underwriting, Member of the Advisory Board of IrisGuard, Member of the Advisory Board of New Venture Partners, Chairman of Trustees of the Cambridge Union Society and Member of the Strategic Advisory Board of TimeSight Systems. He has been Non-Executive Chairman of Crossword Cybersecurity Plc since 2016. He received a Master of Arts degree in History from Queens’ College, Cambridge. For these reasons, we believe he is well qualified to serve on our Board.

10 |   2022 Proxy Statement

PROPOSAL 1
Continuing Directors (Current Class II Directors with Terms Expiring in 2024)

Adebayo (“Bayo”) O. Ogunlesi
Current Class II Director
Age: 68
Director since: 2011
Committees:
 ■ Compensation Committee (Chair)
 ■ Nominating and Corporate Governance Committee
Other current public directorships:
 ■ Callaway Golf Company
 ■ Goldman Sachs Group Inc.

Since 2006, Mr. Ogunlesi has been Chairman and Managing Partner of Global Infrastructure Partners (“GIP”), a private equity firm that invests in infrastructure assets in the energy, transport and water sectors, in both OECD and select emerging market countries. Mr. Ogunlesi previously served as Executive Vice Chairman and Chief Client Officer of Credit Suisse’s Investment Banking Division with senior responsibility for Credit Suisse’s corporate and sovereign investment banking clients. From 2002 to 2004, he was Head of Credit Suisse’s Global Investment Banking Department. Mr. Ogunlesi is a Director of Callaway Golf Company and the Goldman Sachs Group, Inc. Mr. Ogunlesi holds a Bachelor of Arts degree in Politics, Philosophy and Economics with First Class Honors from Oxford University, a Juris Doctor (magna cum laude) from Harvard Law School and a Master of Business Administration from Harvard Business School. From 1980 to 1981, he served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court. Mr. Ogunlesi served as a Director of our predecessor Kosmos Energy Holdings since 2004. For these reasons, we believe he is well qualified to serve on our Board.

Deanna L. Goodwin
Current Class II Director
Age: 57
Director since: 2018
Committees:
 ■ Health, Safety, Environment and Sustainability Committee (Chair)
 ■ Audit Committee
Other current public directorships:
 ■ Arcadis NV
 ■ Oceaneering International Inc.

Ms. Goodwin currently serves as a Director of Arcadis NV, where she has served on the Audit Committee since May 2020, and as a Director of Oceaneering International Inc. Ms. Goodwin served as President of the North America region of Technip, a global engineering, construction and services company specializing in supporting the energy industry, from 2013 to 2017. She served as Chief Operating Officer, Offshore North America at Technip from 2012 to 2013. Prior thereto, she served as Senior Vice President and Chief Financial Officer of Technip USA, Inc. Previously, Ms. Goodwin led the integration of the $1.3 billion acquisition of Global Industries by Technip. From 1993 to 2007, Ms. Goodwin served in various capacities for Veritas DGC, a leading provider of geophysical information and services to oil and gas companies worldwide, including President of the North and South America Region. Earlier in her career, Ms. Goodwin served as an Audit Manager at Price Waterhouse. Ms. Goodwin received her Bachelor of Commerce degree in Accounting from the University of Calgary in Canada and her Chartered Accountant designation from the Canadian Institute of Chartered Accountants. For these reasons, we believe she is well qualified to serve on our Board.

  2022 Proxy Statement | 11

PROPOSAL 1
Current Class III Director with Term Expiring in 2022

Lisa Davis
Current Class III Director
Age: 58
Director since: 2019
Committees:
 ■ Audit Committee
 ■ Health, Safety, Environment and Sustainability Committee
Other current public directorships:
 ■ Penske Automotive Group, Inc.
 ■ Air Products and Chemicals, Inc.
 ■ Phillips 66
 ■ C3.ai, Inc.

Ms. Davis serves on the Board of Directors of Penske Automotive Group, Inc, and is a member of Penske’s Compensation and Management Development Committee and Nominating and Corporate Governance Committee. Since March 2020 she has also served on the Board of Directors of Air Products and Chemicals, Inc., and is a member of Air Products’ Corporate Governance and Nominating Committee and Management Development and Compensation Committee. Ms. Davis also serves on the Board of Directors of Phillips 66, having joined in October 2020, and is a member of the Human Resources and Compensation and Public Policy and Sustainability Committees. In December 2021, Ms. Davis joined the Board of Directors of C3.ai, Inc. where she serves on the Audit Committee. From August 2014 to February 2020, Ms. Davis was a member of the Managing Board of Siemens AG and a member of the Board of Directors of Siemens Gamesa Renewable Energy SA, with responsibility as CEO for Siemens Gas and Power. Appointed to the Siemens Board in August 2014, she was responsible for the company’s Power and Gas Operating Company which includes Power Generation, Power Services, Oil and Gas, Transmission and New Fuels. Prior to joining Siemens, Ms. Davis served as an Executive Vice President of Downstream Strategy, Portfolio and Alternate Energy for Royal Dutch Shell PLC. From 2000 to 2012, she served in various capacities for Royal Dutch Shell including Refining Operations, Supply and Trading, and Lubricants and Bulk Fuels Sales and Marketing. From 2015 to 2016, Ms. Davis served as a member of the Board of Spectris PLC. Ms. Davis began her career in the oil and gas industry at Chevron Corporation, later moving to Exxon USA and Texaco Refining and Marketing Inc in a range of roles from upstream production to offshore project development to refining operations planning. Ms. Davis holds a Bachelor of Science degree (honors) in Chemical Engineering from the University of California, Berkeley.

Ms. Davis has chosen not to stand for re-election at the annual stockholders meeting.

12 |   2022 Proxy Statement

CORPORATE GOVERNANCE MATTERS
Board Composition
As of the date of this Proxy Statement, our Board has seven directors. Our Bylaws provide that the Board shall consist of not less than five directors and not more than 15 directors, and the number of directors may be changed only by resolution adopted by the affirmative vote of a majority of the entire Board. No decrease in the number of directors may shorten the term of any incumbent director.
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.
The Board has determined that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Inglis, because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership.
Committees of the Board of Directors
As of the date of this Proxy Statement, our Board has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Health, Safety, Environment and Sustainability Committee, and may have such other committees as the Board shall determine from time to time. Pursuant to the NYSE’s corporate governance standards, we are required to have an audit committee, a compensation committee and a nominating and corporate governance committee.
We are required to perform an annual performance evaluation of our Audit, Compensation and Nominating and Corporate Governance Committees. As of the date hereof, we are in compliance with the NYSE corporate governance requirements, including with respect to independence requirements for each of our Audit, Compensation and Nominating and Corporate Governance Committees.
The composition of the Committees of the Board of Directors is:
Director	Audit Committee	Compensation Committee	Health, Safety, Environment and Sustainability Committee	Nominating and Corporate Governance Committee
Andrew G. Inglis
Lisa A. Davis	Member		Member
Sir Richard Dearlove		Member		Chair
Roy A. Franklin	Member			Member
Deanna L. Goodwin	Member		Chair
Adebayo O. Ogunlesi		Chair		Member
Steven M. Sterin	Chair	Member	Member
Financial Expert
  2022 Proxy Statement | 13

CORPORATE GOVERNANCE MATTERS
As of the date of this Proxy Statement, each of the standing Committees of the Board had the composition and responsibilities described below.
Audit Committee
Audit Committee
The Audit Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

 ■ Our Board has determined that all of the members are financially literate.

 ■ Our Board has determined that each of Mr. Sterin and Ms. Goodwin is an “audit committee financial expert” as described in Item 407(d)(5) of
Regulation S-K.

Primary Responsibilities:

 ■ Recommend, through the Board, to the stockholders on the appointment and termination of our independent auditors;

 ■ Review the proposed scope and results of the independent auditors’
audit;

 ■ Review and approve the independent auditors’ audit and non-audit services rendered;

 ■ Approve the audit fees to be paid (subject to authorization by our stockholders to do so);

 ■ Review accounting and financial controls with the independent auditors and our financial and accounting staff;

 ■ Recognize and prevent prohibited non-audit services;

 ■ Establish procedures for complaints received by us regarding accounting matters;

 ■ Oversee internal audit functions;

 ■ Oversee the resource and reserve process, including the external reporting of resource and reserve information;

 ■ Review and approve the report of the Audit Committee that SEC rules require to be included in this Proxy Statement; and

 ■ Oversee information and cybersecurity risks, including receiving updates from company executives on information security matters at least twice a year and more often as necessary.

The Audit Committee Charter:

 ■ Was approved by the Board on May 9, 2011 (as amended on April 3, 2012 further updated on May 2, 2019 and further updated on June 10, 2020)
and is reviewed annually; and

 ■ Is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

The Report of the Audit Committee is set forth on page 27 of this Proxy Statement.

Members: Steven M. Sterin, Chair Lisa A. Davis Deanna L. Goodwin Roy A. Franklin Meetings in 2021: 4
14 |   2022 Proxy Statement

CORPORATE GOVERNANCE MATTERS
Compensation Committee
Compensation Committee
The Compensation Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act and qualify as “non-employee directors” for purposes of Rule 16b-3 under the
Exchange Act.

Compensation Committee Interlocks:

 ■ No member of the Compensation Committee has been at any time an employee or an officer of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Primary Responsibilities:

 ■ Review and approve the compensation arrangements for our executive officers, including the compensation for our Chief Executive Officer;

 ■ Review and approve compensation for our directors;

 ■ Periodically review, in consultation with our Chief Executive Officer, our management succession planning;

 ■ Review and evaluate our executive compensation and benefits policies generally, including review and recommendation of any incentive compensation and equity-based plans;

 ■ Prepare the report of the Compensation Committee that SEC rules require to be included in the Proxy Statement or Annual Report on Form 10-K, review and discuss the Company’s Compensation Discussion and Analysis with management and provide a recommendation to the Company’s Board regarding the inclusion of the Compensation
Discussion and Analysis in the Proxy Statement or Form 10-K;

 ■ Retain and terminate any advisors, including any compensation consultants, and approve any such advisors’ fees and other retention terms; and

 ■ Delegate its authority to subcommittees or the Chair of the Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee Charter:

 ■ Was approved by the Board on May 9, 2011 and is reviewed periodically;
and

 ■ Is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

The report of the Compensation Committee is set forth on page 48 of this Proxy Statement.

Members: Adebayo O. Ogunlesi, Chair Sir Richard Dearlove Steven M. Sterin Meetings in 2021: 3
  2022 Proxy Statement | 15

CORPORATE GOVERNANCE MATTERS
Nominating and Corporate Governance Committee
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

Primary Responsibilities:

 ■ Identify and nominate members for election to the Board;

 ■ Review and approve transactions between us and our directors, officers and affiliates;

 ■ Develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

 ■ Oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee Charter:

 ■ Was approved by the Board on May 9, 2011 and is reviewed periodically;
and

 ■ Is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Members: Sir Richard Dearlove, Chair Adebayo O. Ogunlesi Roy A. Franklin No Meetings in 2021: Duties delegated to the Nominating and Corporate Governance Committee were attended to by the full Board.
16 |   2022 Proxy Statement

CORPORATE GOVERNANCE MATTERS
Health, Safety, Environment and Sustainability Committee
Health, Safety, Environment and Sustainability Committee
Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

Primary Responsibilities:

 ■ Health, Safety and Environment:

   ■ Oversee the establishment of targets and objectives for health, safety, and environmental performance;

   ■ Monitor medium- and long-term performance versus targets and objectives;

   ■ Review health, safety, security, and environmental policies at least every three years or additionally as needed;

   ■ Monitor the regular public reporting of progress against stated Health,
Safety, Environment and Sustainability (HSES) targets and initiatives;

   ■ Review the effectiveness of emergency and incident response plans;

   ■ Review major incidents that may impact the company’s performance and license to operate;

   ■ Monitor the identification, management and mitigation of significant
HSE risks; and

   ■ Participate in an occasional operational on-site visit to observe HSE practices, culture and HSE leadership skills.

 ■ Sustainability:

   ■ Oversee the establishment of targets and objectives related to climate change as well as monitor performance against those targets and objectives;

   ■ Ensure and monitor regular public and transparent reporting of progress against sustainability and climate change targets and initiatives;

   ■ Review the Company’s Climate Change Policy;

   ■ Monitor the Company’s identification, management and mitigation of climate-related risks and opportunities; and

   ■ Review and approve the Company’s annual Sustainability Report.

The Health, Safety, Environment and Sustainability Committee Charter:

 ■ Was approved by the Board on May 6, 2011 (as amended on March 10,
2022) and is reviewed periodically; and

 ■ Is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Members: Deanna L. Goodwin, Chair Lisa A. Davis Steven M. Sterin Meetings in 2021: 4
  2022 Proxy Statement | 17

CORPORATE GOVERNANCE MATTERS
Meetings of the Board of Directors and Committees
The Board held five meetings during 2021 and took three actions by unanimous written consent. During 2021, no incumbent director attended fewer than 100% of the aggregate total number of meetings of the Board held during the period in which he or she was a director and of the total number of meetings held by all of the Committees of the Board on which he or she served. We expect, but do not require, our directors to attend our annual stockholders meetings. All of the then serving directors attended the annual stockholders meeting held by the Company in June 2021.
Director Independence
Pursuant to the NYSE’s corporate governance standards, we are required to have a majority independent Board.
The Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the Board has determined that each of Ms. Davis, Sir Richard Dearlove, Ms. Goodwin, Mr. Ogunlesi,
Mr. Sterin and Mr. Franklin are “independent directors” as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. Accordingly, as of the date hereof, we are in compliance with the NYSE’s majority independent Board requirement.
There are no family relationships among any of our executive officers, directors or nominees for director.
Board’s Role in Risk Oversight
Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.
Under its charter, the Audit Committee of the Board reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, tax and legal matters as well as liquidity risks and guidelines and policies and procedures for monitoring and mitigating risks.
Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year in relation to specific proposed actions. The Board’s other standing Committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. See “Executive Compensation—Compensation Risk Assessment” below. The Board is kept abreast of its Committees’ risk oversight and other activities through reports of the Committee chairs to the full Board.
Specifically relating to enterprise risk management during 2021, the Company performed an enterprise risk assessment to identify key risks and assess procedures for managing, monitoring and mitigating risks.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this Code may be made only by the Board. In accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary. The Code of Business Conduct and Ethics is also available under the Corporate Governance link on the Investors’ page of our website at
18 |   2022 Proxy Statement

CORPORATE GOVERNANCE MATTERS
www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.kosmosenergy.com. Our Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
We aim to maintain a diverse workforce and an inclusive culture, which improves our business performance and creates a fair, safe and respectful work environment for everyone. Our approach to diversity and equal opportunity focuses on the full employee life-cycle, including hiring and onboarding, learning and development, performance management, reward and recognition, progression and retention. While we do not have a formal diversity policy, we comply with all laws and regulations relating to equal opportunities and non-discrimination. Furthermore, our Code of Business Conduct and Ethics includes a prohibition on discrimination of any criteria prohibited by law and the Nominating and Corporate Governance Committee has adopted a resolution to consider gender diversity as one of the factors in identifying qualifying candidates for membership on the board. Our diversity and equal opportunity approach is periodically reviewed.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Corporate Governance Guidelines. Requests should be directed to us at Kosmos Energy Ltd., 8176 Park Lane, Dallas, Texas 75231, Attention: Corporate Secretary. The Corporate
Governance Guidelines are also available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to the Corporate Governance Guidelines on our website at www.kosmosenergy.com.
Communications with the Board
Stockholders and other interested parties may communicate directly with our Board by sending a written communication in an envelope addressed to: Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Board.
Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded to the independent directors.
Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. To submit a complaint, you may send a written communication in an envelope addressed to: Audit Committee, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231.
Any such complaints received or submitted will be promptly forwarded by the Corporate Secretary to the Chair of the Audit Committee, to take such action as may be appropriate.
Stockholders and other interested parties may communicate directly with our Chairman of the Board by sending a written communication in an envelope addressed to: Chairman of the Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Chairman of the Board.
  2022 Proxy Statement | 19

DIRECTOR COMPENSATION
2021 Director Compensation
The following table lists the individuals who served as our non-employee directors in 2021 and summarizes their 2021 compensation. Mr. Inglis did not receive any compensation for his service as a director in 2021.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Lisa Davis	60,000	170,000	—	230,000
Sir Richard Dearlove	110,000	170,000	—	280,000
Deanna Goodwin	85,000	170,000	—	255,000
Adebayo Ogunlesi	85,000	170,000	—	255,000
Steven Sterin	110,000	170,000	—	280,000
Roy A. Franklin	33,698	170,000	—	203,698
(1)
Each of our non-employee directors is entitled to (i) an annual cash retainer for service on the Board and (ii) an additional cash retainer if the director chairs a Board committee, in each case, paid quarterly and, if applicable, prorated for the portion of the year that the director serves on the Board or committee. Mr. Franklin was elected to the Board on June 9, 2021 and received pro-rated annual retainer fees for 2021. The table below sets forth the annualized cash retainers for the period from January 1, 2021 to December 31, 2021.

Type of Retainer	Retainer (Annualized) ($)
Board Member	60,000
Audit Committee Chair	50,000
Compensation Committee Chair	25,000
Nominating and Corporate Governance Committee Chair	50,000
Health, Safety, Environment and Sustainability Committee Chair	25,000
After undertaking an analysis of peer and industry director compensation programs in consultation with its independent compensation consultant, the Compensation Committee of the Board has approved, effective as of January 1, 2022, an increase in the annual cash retainer for service on the Board to $75,000 per year from $60,000 per year. The Compensation Committee has also determined to provide non-employee directors with an option to elect to receive all or a portion of their annual cash retainer in the form of common stock in lieu of cash. Any non-employee directors choosing to make such an election must do so prior to December 31st of the preceding year (except for 2022) and will receive the full value of the current year’s annual cash retainer in the form of fully vested shares of common stock at the conclusion of the Company’s annual meeting of stockholders for the current year. In the event the director ceases to serve on the Board for any reason prior to the applicable annual meeting date, the portion of the annual cash retainer covered by his or her election for such year will be forfeited in its entirety. The number of shares to be issued to the director will be determined based on the closing price of a share of the Company on the applicable annual meeting date. These shares will be issued under the Company’s Long Term Incentive Plan and issued pursuant to an award agreement that has been filed as an exhibit to the Company’s Annual Report on Form 10-K.
(2)
Each non-employee director is entitled to receive an annual equity award retainer in the form of service-vesting restricted share units (“RSUs”) granted under our Long Term Incentive Plan with an annual grant date value of $170,000. These grants are made annually on the date of our annual stockholders meeting (or, for new directors who begin serving on the Board on a different date, on such date).The amounts in this column reflect the aggregate grant date fair values of such RSUs, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by our non-employee directors for these awards is a function of the value of the shares if and when they vest. For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

20 |   2022 Proxy Statement

The following table sets forth the total number of RSUs held by our non-employee directors who held such awards as of December 31, 2021, which are scheduled to vest in June 2022. The vesting of the RSUs granted in 2021 will accelerate on death or disability or upon the occurrence of a change in control.
Name	Total RSUs (#)
Lisa Davis	51,830
Sir Richard Dearlove	51,830
Deanna Goodwin	51,830
Adebayo Ogunlesi	51,830
Steven Sterin	51,830
Roy A. Franklin	51,830
Director Share Ownership Guidelines
The Compensation Committee has established robust share ownership guidelines that are applicable to all of our non-employee directors to ensure that they face the same downside risk and upside potential as our stockholders, thereby further aligning their interests with the long-term interests our stockholders.
Under these share ownership guidelines, each of our non-employee directors is required to own, within five years following his or her first election/appointment to our Board, common shares of the Company having an aggregate value at least equal to five times the value of the annual cash board retainer that such director receives for his or her service on our Board.
Until such time as the director has satisfied his or her minimum ownership requirements, the director is required to retain 100% of the “net shares” received from the settlement of all equity-based awards (i.e., those shares that remain outstanding after the payment of taxes at an assumed 40% tax rate).
Shares owned directly or indirectly (including shares received upon settlement of an equity award) and service-based restricted shares and RSUs that settle in shares are counted for purposes of satisfying our non-employee director share ownership guidelines.
As of December 31, 2021, all of our non-employee directors were in compliance with the share ownership guidelines.
  2022 Proxy Statement | 21

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have not engaged in any transactions since January 1, 2021 with our directors, officers or beneficial owners of more than five percent of our voting securities and their affiliates.
Procedures for Review of Transactions with Related Persons
We have adopted a set of written related-party transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any actual or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related-party transactions, including any loans between us and our affiliates, but excluding compensation arrangements, require approval by our Nominating and Corporate Governance Committee or our Board, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party’s direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our stockholders’ best interests. There have been no related-party transactions since the adoption of related-party transaction policies where such policies were not followed.
22 |   2022 Proxy Statement

STOCK OWNERSHIP MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this Proxy Statement any failure to file by these dates during 2021.
To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners have been complied with for 2021.
Security Ownership of Management and Certain Beneficial Owners
The following table sets forth certain information with respect to the beneficial ownership of our common shares, on a fully diluted basis, as of March 10, 2022, for:
■	each of our named executive officers;
■	each of our directors;
■	each of our director nominees;
■	all of our executive officers and directors as a group; and
■	each stockholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Percentage of ownership is based on 455,265,466 common shares issued and outstanding on March 10, 2022. The information in the table below concerning security ownership of beneficial owners is based on filings made by such persons with the SEC.
Except as indicated in the footnotes to the table below, we believe that the stockholders named in this table have sole voting and investment power with respect to all common shares shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: 8176 Park Lane, Suite 500, Dallas, Texas 75231.
  2022 Proxy Statement | 23

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Named Executive Officers
Andrew G. Inglis	2,258,563	*
Neal D. Shah	662,033	*
Christopher J. Ball	979,950	*
Richard R. Clark	614,224	*
Jason E. Doughty	942,311	*
Directors
Lisa Davis	91,332	*
Sir Richard Dearlove	203,223	*
Roy A. Franklin	0	*
Deanna L. Goodwin	113,827	*
Adebayo O. Ogunlesi	1,573,824	*
Steven M. Sterin	145,439	*
All directors, nominees and executive officers as a group (11 individuals)	7,584,726	1.67%
Five Percent Stockholders
FMR LLC(2)	48,577,680	10.67%
BlackRock, Inc.(3)	41,696,773	9.16%
Vaughan Nelson Investment Management, L.P. (4)	33,587,481	7.38%
Grantham, Mayo, Van Otterloo & Co. LLC (5)	28,126,664	6.18%
Hotchkis & Wiley Capital Management, LLC (6)	23,299,644	5.12%
The percentage of shares beneficially owned is based on 455,265,466 of our common shares outstanding as of March 10, 2022.
*	Less than one percent.
(1)	Excludes restricted share units held by each of our executive officers (including our named executive officers) and directors.
(2)
Based on a Schedule 13G/A filed on January 10, 2022, FMR LLC (“FMR”) exercises sole voting power over 4,577,808 shares and sole dispositive power over 48,577,680 shares. FMR’s beneficial ownership reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR, certain of its subsidiaries and affiliates, and other companies, including FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, FMR Investment Management (UK) Limited and Strategic Advisers LLC. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Based on a Schedule 13G/A filed on February 3, 2022, BlackRock, Inc. (“BlackRock”) exercises sole voting power over 41,276,237 shares and sole dispositive power over 41,696,773 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(4)
Based on a Schedule 13G/A filed on February 9, 2022, Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) exercises sole voting power over 16,077,295 shares, sole dispositive power over 27,001,577 shares and shared dispositive power over 6,585,904 shares. Vaughan Nelson’s beneficial ownership reflects securities beneficially owned, or that may be deemed to be beneficially owned, by Vaughan Nelson Investment Management, Inc., as general partner of Vaughan Nelson. The address for Vaughan Nelson is 600 Travis Street, Suite 3800, Houston, Texas 77002.

(5)
Based on a Schedule 13G filed on February 11, 2022, Grantham, Mayo, Van Otterloo & Co. LLC (“GMVO”) exercises sole voting power over 28,126,664 shares and sole dispositive power over 28,126,664 shares. The address for GMVO is 40 Rowes Wharf, Boston, MA 02110.

(6)
Based on a Schedule 13G filed on February 11, 2022, Hotchkis & Wiley Capital Management, LLC (“HWCM”) exercises sole voting power over 21,708,244 shares and sole dispositive power over 23,299,644 shares. According to the Schedule 13G, certain of HWCM’s clients have retained voting power over the common shares that they beneficially own. Accordingly, HWCM has the power to dispose of more common shares than it can vote. The address for HWCM is 725 S. Figueroa Street 39th Floor, Los Angeles, California 90017.

24 |   2022 Proxy Statement

PROPOSAL 2
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and to authorize the Company’s Audit Committee of the Board of Directors to determine their remuneration
Ernst & Young LLP has served as our independent registered public accounting firm since 2011 and of our predecessor, Kosmos Energy Holdings, since 2003, and has provided to us certain audit services, audit-related services and tax services during that time.
The Audit Committee has recommended reappointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2022. The Board is asking stockholders to approve such appointment and the authority of the Audit Committee to determine their remuneration. Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment of the stockholders for ratification as a matter of good corporate governance practice. If an auditor is not appointed by stockholders at the annual stockholders meeting, Ernst & Young LLP, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Delaware law and the Company’s Bylaws. The affirmative vote of the holders of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve the appointment and the authorization of the Audit Committee to set their remuneration.
Representatives of Ernst & Young LLP will not be present at the annual stockholders meeting.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Fees Paid to Independent Auditors
The following table presents aggregate fees billed to us for the years ended December 31, 2021 and 2020, for professional services rendered by Ernst & Young LLP, our principal accountant:
	2020	2021
Audit fees	$2,020,533	$1,922,985
Audit-related fees	$13,000	$263,150
Tax fees	$181,364	$135,428
All other fees	$9,819	$323,317
Total fees	$2,224,716	$2,644,879
Audit Fees. Audit fees consisted of fees billed by Ernst & Young LLP for professional services rendered in connection with audits of the Company’s and certain of its subsidiaries’ financial statements and internal controls over financial reporting, quarterly reviews of our consolidated financial statements, as well as certain audit-related accounting consultations.
Audit-Related Fees. Audit-related fees consisted of costs incurred related to SEC-related accounting consultations and certain attestation and agreed upon procedures.
Tax Fees. Tax fees consisted of costs incurred related to tax compliance services and consultations on various tax issues.
All Other Fees. For 2021 and 2020, all other fees consisted of costs incurred related to access to Ernst & Young LLP’s online research services, and for 2021 only, Ernst & Young LLP’s independent review of the data included in the Company’s latest Sustainability Report.
  2022 Proxy Statement | 25

Pre-Approval Policies and Procedures
Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee charter, subject to stockholder approval if necessary, under Delaware law. The Audit Committee’s charter is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. The Audit Committee pre-approves all services performed by Ernst &Young LLP and discloses such fees above. The Audit Committee considers whether the provision of the services disclosed above is compatible with maintaining Ernst & Young LLP’s independence.
Vote Required
The affirmative vote of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve Proposal 2. Abstentions shall not be treated as votes cast, although they will be counted for purposes of determining whether a quorum is present.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and authorize the Audit Committee of the Company to determine their remuneration.”
Recommendation
FOR
The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and to authorize the Audit Committee to determine their remuneration. If not otherwise specified, proxies will be voted “FOR” Proposal 2.

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AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report herein and the Audit Committee Report included herein shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filings.
The Audit Committee of the Board currently consists of four non-employee independent directors: Mr. Sterin, Mr. Franklin, Ms. Davis, and Ms. Goodwin.
Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the performance of the Company’s internal audit function and (4) the qualifications, independence and performance of the Company’s independent auditor.
The Audit Committee has reviewed and discussed with the Company’s management and the independent accountants the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by the Rules of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 16, “Communications with Audit Committees,” as amended.
The Company’s independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.
Respectfully submitted by the Audit Committee of the Board,
Steven M. Sterin, Chair
Roy A. Franklin
Lisa A. Davis
Deanna L. Goodwin
  2022 Proxy Statement | 27

PROPOSAL 3
To provide a non-binding, advisory vote to approve named executive officer compensation
At our 2018 annual stockholders meeting, a majority of our stockholders voted, on a non-binding, advisory basis, to hold a non-binding, advisory vote on named executive officer compensation every year. Consistent with this recommendation by our stockholders, the Company intends to submit an annual non-binding, advisory vote on the compensation of the Company’s named executive officers until the next vote on the frequency of the stockholder non-binding, advisory vote on named executive officer compensation. Accordingly, as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the 2021 compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.
As described in detail in this Proxy Statement under “Executive Compensation—Compensation Discussion and Analysis,” we seek to pay our named executive officers for performance, to closely align the interests of our named executive officers with the interests of our stockholders and to attract, retain and motivate top talent. Please refer to the Compensation Discussion and Analysis, the compensation tables and the other narrative compensation-related disclosures of this Proxy Statement for a detailed discussion of our executive compensation principles and practices and the 2021 compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather our overall executive compensation principles and practices and the 2021 compensation of our named executive officers.
To help ensure that all stockholders views are well understood by the Board, we also encourage stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns regarding our executive compensation principles and practices (see “Board of Directors, Board Meetings and Committees—Communications with the Board” above).
Vote Required
The affirmative vote of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve Proposal 3. Abstentions shall not be treated as votes cast, although they will be counted for purposes of determining whether a quorum is present.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative).”
Although the vote on this proposal is advisory and, therefore, is not binding, the Compensation Committee will carefully consider the stockholder vote on this matter, including whether any actions will be necessary to address the concerns, if any, of our stockholders.
Recommendation
FOR
The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement. If not otherwise specified, proxies will be voted “FOR” Proposal 3.

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PROPOSAL 3
EXECUTIVE OFFICERS
Our executive officers are designated by, and serve at the discretion of, our Board of Directors. Our executive officers are as follows:
Andrew G. Inglis
Chairman and Chief Executive Officer
Age: 63
Mr. Inglis has served as our Chairman and Chief Executive Officer since March 1, 2014. Mr. Inglis joined Kosmos from Petrofac Ltd., a leading provider of oilfield services to the international oil and gas industry, principally engaged in the design of oil and gas infrastructure, the operation, maintenance and management of oil and gas assets and the training of personnel on a worldwide basis. At Petrofac, Mr. Inglis held the position of Chief Executive, Integrated Energy Services and was a member of the Petrofac board of directors. Prior to joining Petrofac in January 2011, Mr. Inglis served BP p.l.c for 30 years in a number of positions, including most recently as Executive Director on the BP board of directors from 2007 to 2010 and as Executive Vice President and Deputy Chief Executive of exploration and production from 2004 to 2007. Mr. Inglis received a Master’s degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers and a Fellow of the Royal Academy of Engineering.

Neal D. Shah
Senior Vice President and Chief Financial Officer
Age: 37
Mr. Shah became Chief Financial Officer in May 2020. As Deputy Chief Financial Officer from November 2019 to May 2020, Mr. Shah led finance, treasury, investor relations, information technology and internal audit for the Company. He joined Kosmos in 2010, serving in a series of roles of increasing responsibility in finance, treasury, investor relations and international operations as head of the Equatorial Guinea business unit. Before Kosmos, Mr. Shah was an investment banker at Morgan Stanley assisting oil and gas companies. Mr. Shah earned his bachelor’s degree with honors in finance from the University of Texas at Austin.

Richard R. Clark
Senior Vice President and Head of Gulf of Mexico Business Unit
Age: 66
Mr. Clark became our Senior Vice President and Head of Gulf of Mexico Business Unit on September 14, 2018, upon the closing of the Deep Gulf Energy (“DGE”) Transaction. Mr. Clark was a founder of DGE and served as its President until its acquisition. More than 20 of his 36 years in the energy business have been focused in the deepwater Gulf of Mexico. In 1996, he was one of the founders of Mariner Energy, Inc., serving as Executive Vice President and a board member until 2004. Mr. Clark has a Mechanical Engineering degree from the University of Tennessee at Chattanooga. He launched his career at Shell Offshore in 1979.

  2022 Proxy Statement | 29

PROPOSAL 3
Christopher J. Ball
Senior Vice President and Chief Commercial Officer
Age: 54
Mr. Ball became our Chief Commercial Officer effective October 1, 2018 and has served as our Senior Vice President, Planning and Business Development since August 2013. Mr. Ball joined Kosmos in July 2013 after serving as Vice President, Business Development for the upstream unit of Mubadala Development Company PJSC, a company based in Abu Dhabi, United Arab Emirates. Previously, he was Senior Vice President of Occidental Development Company and President and General Manager of Occidental Middle East Development Company, where he was responsible for business development activities in the Caspian, the Middle East, and North Africa. During his tenure at Occidental, Mr. Ball led and facilitated numerous successful new business activities including the company’s acquisition of concessions in Angola, Nigeria, and Suriname. He also worked in the commercial and mergers and acquisitions arena at Texaco in Houston, London, and New York and in upstream asset development and management at Amoco Corporation in London. Mr. Ball earned a Bachelor of Science degree in Mechanical Engineering from Brunel University in London.

Jason E. Doughty
Senior Vice President and General Counsel
Age: 57
Mr. Doughty has served as our General Counsel since September 2011. Mr. Doughty spent more than 11 years with ConocoPhillips in various leadership roles, including serving as Deputy General Counsel, Americas Exploration and Production. During his tenure with ConocoPhillips, he was responsible for the company’s commercial litigation and international arbitration efforts, the Lower 48 and Latin America E&P legal group and the Indonesia legal group. Previously, Mr. Doughty was an attorney with ExxonMobil in Houston and a commercial litigation attorney in private practice in Santa Fe, New Mexico. He earned a Juris Doctor from the University of Houston Law Center, a Master’s degree in Business Administration from the University of Texas at Austin and a Bachelor of Science in Finance from Louisiana Tech University. He is a member of the State Bar of Texas.

Ronald W. Glass
Vice President and Chief Accounting Officer
Age: 44
Mr. Glass has served as our Vice President and Chief Accounting Officer since November 2019. Mr. Glass served as our Controller from July 2015 to November 2019. Prior to that, he served as the Company’s SEC Director since 2011. Mr. Glass worked in the Audit practice at KPMG LLP for over nine years prior to joining the Company. He has extensive experience in the oil and gas industry, including initial public offerings, mergers and acquisitions and various other capital market transactions. He earned a Bachelor of Arts degree from Ouachita Baptist University and is a Certified Public Accountant.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, process and objectives and the elements of our 2021 compensation program for our named executive officers and gives the context for understanding and evaluating the compensation information contained in the tables and related disclosures that follow.
The table below sets forth our named executive officers for 2021:
Name	Title
Andrew G. Inglis	Chairman and Chief Executive Officer
Neal D. Shah	Senior Vice President and Chief Financial Officer
Christopher J. Ball	Senior Vice President and Chief Commercial Officer
Richard R. Clark	Senior Vice President and Head of Gulf of Mexico Business Unit
Jason E. Doughty	Senior Vice President and General Counsel
Executive Summary
Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management, and create a balanced focus on short-term and long-term performance and value creation. In the dynamic and competitive environment in which we operate, it is imperative that we maintain an executive compensation program that attracts, motivates and retains highly experienced individuals who are critical to successfully delivering our business plan and yielding industry-leading results.
Our executive compensation program consists of three key elements—(1) base salary, (2) annual cash incentive awards and (3) long-term equity incentive awards.
Consistent with our pay-for-performance philosophy, we award a majority of the compensation for our executives in the form of “at-risk” annual cash incentive awards and long-term equity incentive awards that payout based on achievement of rigorous performance metrics, both of which directly tie our executives’ pay to Company performance.
We believe that our executive compensation program effectively encourages our named executive officers to deliver strong financial and operational results that position the Company for future valuation creation for our stockholders, including the strategic priorities the Company successfully achieved over the past year.
Although oil prices began to stabilize in 2021, the oil industry and our business continued to face challenges as a result of the COVID-19 pandemic. As an example, we announced in July 2021 that Phase 1 of our Tortue
LNG project was encountering cost inflation and supplier delays, which ultimately led to a delayed first gas forecast by three months. Despite such COVID-19 related challenges, our experienced management team was able to perform competitively against our peer companies, primarily due to management’s efforts to reduce costs, strengthen our balance sheet and maintain our balanced investment approach across our production and development assets and infrastructure-led exploration prospects. The disruption of the industry caused by the COVID-19 pandemic continued to require a determined response from our management team, and they worked diligently to identify and manage unique risks, enact measures to help protect our employees and maintain strong performance.
We believe that our compensation program continues to strike the appropriate balance between short-term and long-term incentives for our management team. Going forward, we remain focused on controlling costs and evaluating responsible and effective ways to maximize retention and stockholder alignment with the goal of ensuring that our compensation decisions align with investor perceptions and expectations. In that regard, we expect to continue our practice of delivering a significant portion of our executives’ overall compensation in the form of long-term equity incentive awards, which we believe are a critical tenet of our pay-for-performance philosophy and align our executives’ interests with those of our stockholders.
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EXECUTIVE COMPENSATION
The key elements of our executive compensation program for 2021 are set forth below. For additional details on the elements of our executive compensation program, see “—Elements of our Executive Compensation Program” below.

2021 Business Highlights
Operational momentum returned to Kosmos in 2021 with an increased activity set across the portfolio. We remained dedicated to increasing future long-term value for our stockholders by focusing on the delivery of key strategic priorities during the year: (1) conducted safe and reliable operations across the portfolio; (2) delivered robust production growth, achieving our year-end target of >75,000 barrels of oil equivalent per day; (3) advanced Phase 1 of the Tortue LNG project to approximately 70% complete at year end, while completing the sale and leaseback of the Tortue FPSO, a key funding step for the project; (4) acquired additional interests in the Jubilee and TEN fields in Ghana from Occidental Petroleum; (5) exploration and appraisal success with the Winterfell well in the U.S. Gulf of Mexico; (6) published TCFD-aligned Sustainability Report; and (7) strengthened our balance sheet and maintained healthy liquidity.
In that regard, we have highlighted below certain of our key safety, strategic, operational and financial results for 2021 that we believe position the Company for ongoing value creation.
Safety
■
One recordable injury occurred in 2021 with a total of 1.1 million hours worked. This incident happened in January 2021, when a third-party contractor died on a drilling rig contracted to work for Kosmos in the U.S. Gulf of Mexico. We conducted an extensive investigation with our rig contractor into the circumstances to determine the root causes and key learnings. Determined to share the findings of the investigation with the broader industry to prevent such an event from happening again, our CEO conducted sessions with two industry organizations –

the Offshore Operators Committee (OOC) and the International Association of Oil and Gas Producers (IOGP). More than 200 representatives from peer companies and regulators attended the two sessions, where we described the incident in detail and outlined what could be done to prevent something similar from happening again. We hope that our openness and transparency will help others as well as ourselves learn the necessary lessons to prevent a similar incident in the future.
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Financial
■	Continued to strengthen the balance sheet, increasing liquidity with an improving market backdrop.
■	Completed the re-financing of our reserve based lending facility with a total facility commitment of $1.25 billion.
■	Materially reduced leverage to around 2.5x at year-end 2021.
■	Significantly enhanced the company’s hedging outlook.
■	Accessed the bond and equity markets to fund the Ghana acquisition with strong support for both transactions.
Operational
■
Robust production performance from the Company’s three production hubs in Ghana, Gulf of Mexico and Equatorial Guinea, exiting the year above our target rate of 75,000 barrels of oil equivalent per day.

■	Progressed Phase 1 of the Greater Tortue Ahmeyim project to approximately 70% completion at year-end 2021 and completed the sale and leaseback of the FPSO, a key step in the project’s funding.
■	Kosmos and partners continued to optimize Phase 2 of the Greater Tortue Ahmeyim project, significantly reducing forecast costs and increasing expected returns.
■	Announced and completed the acquisition of additional interests in the Jubilee and TEN fields in Ghana from Occidental Petroleum for ~$550 million (~$460 million after post-closing adjustments).
■	Achieved record 1P and 2P reserves following strong organic and inorganic reserves replacement.
■	Progressed the company’s ESG agenda supporting a “Just Transition” in Africa.
2021 Key Compensation Decisions
We believe our executive compensation program provides effective incentives to our named executive officers to lead the Company to achieve industry-leading strategic and operational performance and to position the Company for future value creation for our stockholders.
With the help of its external, independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), our Compensation Committee carefully considered the relevant external and internal economic and business factors affecting named executive officer pay for 2021.
Our Compensation Committee awarded the majority of named executive officer compensation opportunity in the form of “at-risk”, performance-based compensation. This strategy recognizes the evolution of the Company, the volatile state of the oil and gas industry, and the competitive market for talented executives. Through this strategy, our named executive officers remain strongly aligned with the long-term interests of our stockholders.
After a comprehensive review and evaluation of our executive compensation program, the Compensation Committee made the following key executive compensation decisions for 2021, all of which were focused on strong performance accountability that directly links pay with our stockholders’ value, while decreasing costs of annual and long-term incentives and ensuring that we remain competitive for attracting and retaining key talent.
■
Base Salaries: In early 2021, the Compensation Committee reviewed the base salaries paid to each of our named executive officers and, in an effort to manage general and administrative (G&A) costs, the Compensation Committee determined not to make any annual merit increases in base salaries for our named executive officers in 2021 (except for Mr. Shah, whose base salary was increased in recognition of his transition to Senior Vice President and Chief Financial Officer).

■
Annual Cash Bonuses: Following the end of the 2021 performance year, based on the Company’s achievement of certain key KPIs and significant other successes, we awarded 2021 annual cash bonuses to our named executive officers at or above target performance levels. See “—Analysis of 2021 Executive Compensation Decisions—Annual Cash Bonus” below for more details.

■	Annual Equity Awards: In an effort to retain and incentivize our key management and
  2022 Proxy Statement | 33

EXECUTIVE COMPENSATION
further align their interests with the long-term interests of our shareholders, in early 2021, the Compensation Committee determined to increase the total equity incentive award share quantum for the equity incentive awards granted to our named executive officers in 2021. The total equity award quantum in 2021 included a flat year-over-year share allocation of base annual RSUs and PSUs, plus an additional one-off award comprised entirely of at risk, performance based PSUs. As a result, our named executive officers’ mix of equity incentive awards for 2021 was approximately 85% in the form of PSUs and 15% in the form of RSUs. This one-off additional grant of PSUs was made to incentivize and retain the key leaders of our business (including each of our named executive officers) who are critical to the Company’s long-term plan execution and to partially compensate them for the lack of a 2020 cash bonus as a result of the challenging business environment. Despite the one-off award of PSUs granted in 2021, the aggregate grant date value of the 2021 equity awards granted to our named executive officers remained consistent with the value of annual equity awards in recent years.

In January 2022, our Compensation Committee determined to grant our named executive officers equity incentive awards consistent with our historical annual grant practice prior to 2021 and our pay for performance philosophy. As a result, in early 2022, our Compensation Committee granted each of our named executive officers 2022 annual equity incentive awards, of which approximately 2/3 were in the form of PSUs and approximately 1/3 were the form of RSUs.

See “—Analysis of 2021 Executive Compensation Decisions—Equity Awards” below for more details.
Compensation Philosophy
Compensation Objectives
Our executive compensation program is designed to:
■	attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry;
■	reward individual and corporate performance;
■	align the interests of our executives and stockholders by providing a substantial portion of the executives’ compensation in the form of long-term equity-based awards granted under our Long Term Incentive Plan (“LTIP”); and
■	motivate and reward our executives to manage our business to meet our long-term objectives and create and increase stockholder value.
Compensation Practices
We follow sound compensation practices to support our compensation objectives and align our executive compensation program with the interests of our stockholders.
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EXECUTIVE COMPENSATION
Elements of Our Executive Compensation Program
Since our inception, our executive compensation program has consisted primarily of base salaries, annual cash bonuses and long-term equity incentive awards. For each of these elements, we take into account the practices of our industry peers. We expect that these will remain the principal elements of our executive compensation program going forward—although the relative proportions of each element, and the specific plan and award designs, will continue to evolve to support the strategy of the Company. Each element of our executive compensation program is described in more detail as follows:
Element		Objective and Basis
Variable Compensation	Equity incentive awards	■	Link interests of executive officers and stockholders, as the ultimate value realized depends on share price performance over the long term.
		■	Require comparable or superior share performance relative to industry peers.
		■	Encourage retention due to the multi-year service condition.
	Annual cash bonus	■	Motivate and reward Company and individual performance for the year.
■
Tie bonus amounts payable to our named executive officers to the Compensation Committee’s quantitative and qualitative assessment of the achievement of “key performance indicators”, general Company performance and individual performance goals.

Fixed Compensation	Base salary	■	Competitive for each role, taking into account experience and level of responsibility in companies of similar size, complexity and stage of development.
		■	A basic fixed component, which comprises a relatively modest portion of overall compensation.
Employee Benefits	Retirement Plans	■	We do not provide any supplemental executive defined benefit retirement plans.
		■	Our executive officers are eligible to participate in our 401(k) plan on the same basis as our employees generally.
	Health and Welfare Benefits	■
Our named executive officers (along with other employees at the level of Vice President and above) are entitled to the same health and welfare benefits during employment that are offered to U.S.-based employees generally, except that they are also entitled to executive long-term care, executive supplemental disability income insurance, up to $5,000 reimbursement for financial planning services and payment of premiums for executive life insurance. Our Senior Vice Presidents and above (which includes our named executive officers) are also entitled to annual executive physicals.

  2022 Proxy Statement | 35

EXECUTIVE COMPENSATION
Base salaries represent a relatively modest percentage of total compensation. Our executives have the opportunity to earn a significant portion of their compensation in the form of variable (or “at-risk”) incentive compensation. The portion of each compensation element as a percentage of total direct compensation paid in respect of 2021 to our CEO and the average of such compensation paid to our other named executive officers was as follows:

Executive Compensation Procedures
Role of the Compensation Committee
Our Compensation Committee is responsible for the approval, evaluation and oversight of our executive officer compensation and equity incentive compensation plans, policies and programs. Compensation Committee members discuss compensation matters with each other outside regularly scheduled meetings. The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee may also delegate to one or more officers of the Company the authority to make equity grants to employees other than our executive officers under the LTIP. As Chair of the Compensation Committee, Mr. Ogunlesi reports to the full Board regarding compensation matters.
The Compensation Committee meets outside the presence of our Chief Executive Officer and our other named executive officers to consider the appropriate compensation for our Chief Executive Officer. The Compensation Committee analyzes the performance of our Chief Executive Officer and determines his base salary, any annual cash bonus and any grant of equity-based awards. For all other named executive officers, the Compensation Committee meets outside the presence of the named executive officers, except our Chief Executive Officer. Our Chief Executive Officer reviews the performance of each named executive officer (other than himself) with the Compensation Committee and makes recommendations to the Compensation Committee on the appropriate base salary, any annual bonus and any grant of equity-based awards. Our Chief Executive Officer has no role in the decision-making process for determining his compensation. For more on the Compensation Committee’s responsibilities, see “Board of Directors, Board Meetings and Committees—Committees of the Board of Directors—Compensation Committee” above.
Role of Compensation Consultant
Since 2011, the Compensation Committee has engaged Meridian to provide independent advice on executive compensation trends and issues, compensation practices within the oil and gas industry, and the design and structure of our
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EXECUTIVE COMPENSATION
executive compensation programs. Meridian has also provided similar information and input regarding outside director compensation.
Meridian reports directly and exclusively to the Compensation Committee, and at the Compensation Committee’s direction Meridian works with management to review or prepare materials for the Compensation Committee’s consideration. Meridian did not provide any other services to the Company or our management in 2021. Meridian participated in several conversations with the Compensation Committee and Committee Chair in 2021 and early 2022 and developed materials for the Compensation Committee’s consideration at meetings.
Meridian provided current information on industry compensation trends and practices and their application to Kosmos for the Company and the
Compensation Committee to consider regarding compensation levels and incentive compensation design. Meridian provided an update to the Compensation Committee concerning recent executive compensation trends in the oil and gas exploration and production industry as context for the Compensation Committee’s annual compensation review.
For 2021, Meridian provided the Compensation Committee with information necessary for an evaluation of its independence in accordance with Section 10C-1 of the Exchange Act to determine whether a potential conflict of interest might arise in connection with advising the Compensation Committee. After reviewing the information provided, the Compensation Committee concluded that the advice provided by Meridian is independent and no conflicts or potential conflicts of interest exist.
Compensation Benchmarking
The Compensation Committee occasionally uses industry peer compensation data as a reference for pay levels and practices and considers such data relevant to, but not determinative of, its consideration of overall executive compensation matters.
In 2021, Meridian referenced compensation data collected in its proprietary industry survey of 34 North American exploration and production companies, and policies and practices researched across the industry in general. For a list of the surveyed companies, see Annex A to this Proxy Statement.
The Compensation Committee has noted that surveyed industry companies vary in size and scope, operate in different geological basins and generally have less focus on deepwater operations than does Kosmos. In general, Kosmos competes with these companies for talent, and the Committee believes that they are currently appropriate for executive compensation comparison. When considering executive compensation decisions, the Committee takes into consideration the differences and similarities between Kosmos and any data from the surveyed companies.
Advisory Vote to Approve Named Executive Officer Compensation
At our 2021 annual stockholders meeting, approximately 97% of votes cast, on an advisory basis, were in favor of our named executive officer compensation. As such, the Compensation Committee believes that our stockholders are largely satisfied with our existing named executive officer compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with stockholder interests and our long-term goals.
Nevertheless, we continually consider ways to modify our executive compensation program to strengthen this alignment of interests.
Our stockholders will have an opportunity again this year to vote, on an advisory basis, on our named executive officer compensation. The Compensation Committee will carefully consider the results of this year’s stockholder vote, along with all stockholder views on our compensation programs that are communicated to us, when making future compensation decisions for our named executive officers.
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EXECUTIVE COMPENSATION
Analysis of 2021 Executive Compensation Decisions
Equity Incentive Awards
Equity Compensation Overview
Our equity compensation program is designed to align our executives’ interests with those of our stockholders by motivating our executives to contribute significantly to the Company’s success and to create long-term stockholder value. We believe that a performance-driven, team-based culture is crucial to our future success. Therefore, we grant equity awards to all of our U.S.-based employees to align their interests with those of our stockholders and to expose them to the same upside and downside risks as our stockholders.
We have historically granted equity awards under our LTIP in the form of RSUs and PSUs. We believe that these equity awards incentivize our employees to work toward our continued success and motivate their retention with the Company. The awards align the interests of our employees with those of our stockholders, as the ultimate value received depends on the share price on the vesting date and, in the case of PSUs, the level of attainment of the multi-year total shareholder return (TSR) performance goal. In addition, while grants of RSUs do not have explicit performance-vesting conditions, due to the nature of the risks of the industry in which we operate, the ultimate value realized from RSUs depends significantly on our future operating performance.
We typically grant equity awards as part of our annual and new hire equity grant process. Our Compensation Committee grants annual equity awards in January of each year, which enables our Compensation Committee to make comprehensive compensation decisions for our executives after the end of each year (contemporaneous with decisions regarding the payment of annual bonuses and any base salary adjustments).
All of the outstanding equity awards held by our named executive officers are subject to our Compensation Recoupment Policy (discussed in more detail in “—Compensation Recoupment Policy” below).
2021 Annual Equity Awards
In light of the unprecedented challenges we faced due to volatility in worldwide oil prices and the COVID-19 pandemic and the related determination by the Compensation Committee not to pay annual cash bonuses to our executive officers for the 2020 performance year, in early 2021, the Compensation Committee determined to increase the total equity incentive award share quantum for the equity awards granted to our named executive officers in 2021. The total equity award quantum for 2021 included a flat year-on-year share allocation of base annual RSUs and PSUs, plus an additional one-off award of PSUs. As a result, our named executive officers’ mix of equity incentive awards for 2021 was approximately 85% in the form of PSUs and 15% in the form of RSUs.
The one-off additional grant of PSUs in 2021 was made to incentivize and retain the key leaders of our business (including each of our named executive officers) who are critical to the Company’s long-term plan execution and to partially compensate them for the lack of a 2020 cash bonus as a result of a challenging business environment. Despite the one-off award of PSUs granted in 2021, the aggregate grant date value of the 2021 equity awards granted to our named executive officers remained consistent with the value of annual equity awards granted in recent years to our named executive officers.
2021 RSUs. RSUs are inherently aligned with the interests of our stockholders because their ultimate value is directly linked to future appreciation in our share price. RSUs also increase the retentive value of our overall executive compensation program. The annual RSU awards granted to our named executive officers in 2021 vest one-third each year over three years based on continued service.
2021 PSUs. The PSUs granted in 2021 require attainment of both a service and a performance condition. The service condition is attained one-third each year over three years, and the performance condition is attained over a three year performance period (as specified below) based on achievement of specified relative TSR performance goal. The attainment of the performance condition will be determined on the last day of the three-year performance period based on our TSR as compared to the TSR of a specified group of industry “performance peer” companies (listed below).
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Achievement of the TSR performance goal is fixed for both the top two and bottom two TSR ranking positions. For all other TSR ranking positions, the performance condition attainment will be interpolated based on the Company’s TSR performance relative to the difference between the TSR of the second best and second worst performing peer companies. For these purposes, TSR will continue to be determined as the percentage by which the average closing price of a share of Kosmos or a share of a performance peer company on each of the 30 trading days ending on the last day of the performance period is more or less than the average closing price of the share on each of the 30 trading days ending on the first day of the performance period, plus the amount of any dividends or distributions that are declared during the performance period. The Compensation Committee believes this structure ensures that payouts of PSU awards accurately reflect relative performance that considers the size of absolute differences between our TSR and the TSR of the performance peer companies beyond just percentile rank.
The performance goal for the performance awards granted to our named executive officers in 2021 will be attained based on the ranking of our TSR performance and the TSR itself relative to the TSR of our peer companies during the performance period commencing January 4, 2021 and ending January 4, 2024, as follows:
Relative TSR (Ranking)	Performance Goal Attainment
1st (highest)	200%
2nd highest	175%
3rd highest – 3rd lowest (“Middle Zone”)	*
2nd lowest	25%
Lowest	0%
*
If Kosmos’ TSR ranking is in the “Middle Zone”, the percentage at which the performance goal will be deemed attained will be interpolated for performance between 25% and 175% based on the proportional position of Kosmos’ TSR between the TSR of the performance peer company with the 2nd highest ranking and the TSR of the performance peer company with the 2nd lowest ranking. If there are less than four performance peer companies on the last day of the performance period, the Compensation Committee will make such adjustments to the composition of the Middle Zone as it deems necessary or appropriate.

To the extent that the performance goal is attained above the 100% target performance level, our Compensation Committee, in its sole discretion, may provide for settlement of any such above-target portion of the PSU awards in cash in lieu of shares. This discretion to settle the PSUs in cash is intended to provide our Compensation Committee flexibility to preserve shares under the LTIP for future new hire and annual equity awards and to reduce dilution to stockholders.
The nine industry performance peer companies for PSUs granted to our named executive officers in 2021 are listed below. Unless otherwise determined by the Compensation Committee, if a peer company is no longer publicly traded on the last day of the performance period, it will be removed from the group of performance peers and will not be replaced. These companies were selected because they are the oil and gas exploration and production companies most like Kosmos in terms of geographic reach, development stage, and who potentially compete with the Company for executive talent.
2021 PSUs: Performance Peer Companies
Africa Oil Corp.	Aker BP ASA
Capricorn Energy plc	Genel Energy plc
Harbour Energy Plc	Lundin Petroleum AB
Murphy Oil Corporation	Talos Energy Inc.
Tullow Oil plc
To receive any payout under the RSUs and PSUs, our named executive officers and other employees generally must remain employed with us through the vesting date and, in the case of PSUs, the TSR performance condition must be satisfied. However, the awards are subject to accelerated vesting under specified circumstances (see “2021 Compensation—Potential Payments Upon Termination
or Change in Control” below). Our outstanding equity awards generally vest on a “double-trigger” basis in connection with a change in control—i.e., the awards accelerate in connection with a change in control if a qualifying termination of employment occurs on or within one year after the change in control—which we believe further aligns our equity compensation program with the interests of our stockholders. Our
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CEO has certain enhanced protections for his equity awards in connection with a change in control, as described in more detail in “2021
Compensation—Potential Payments Upon Termination or Change in Control—Equity Awards” below.
For details on the outstanding equity awards granted to our named executive officers in 2021 and prior years, including the numbers of shares, dollar values, vesting schedules and acceleration and forfeiture provisions, see the tables and narrative under “2021 Compensation” below.
2022 Annual Equity Awards
In January 2022, our Compensation Committee determined to grant our named executive officers equity incentive awards consistent with our historical annual grant practice prior to 2021 and our pay for performance philosophy. As a result, in early 2022, our Compensation Committee granted each of our named executive officers 2022 annual equity incentive awards, of which approximately 2/3 were in the form of PSUs and approximately 1/3 were the form of RSUs. Additional details regarding the equity awards granted to our named executive officers in 2022 will be disclosed in our 2023 annual proxy statement.
Annual Cash Bonuses
Each year, the Compensation Committee establishes an annual cash bonus program for eligible employees (including our named executive officers). The base bonus pool under the annual cash bonus program is determined by reference to the aggregate amount of each eligible employee’s target bonus opportunity. The actual bonus pool is determined by the Compensation Committee based on its quantitative and qualitative assessment of the level of achievement of Company “key performance indicators” (which we refer to as “KPIs”), as well as overall Company financial and operating performance. The KPIs, which are all weighted equally for performance and bonus determinations, are established by the Compensation Committee at the beginning of each year and are derived from our strategic and operational plan and demonstrate year-over-year improvement. Actual individual bonus amounts are then determined by the Compensation Committee based on its review and assessment of individual performance (taking into account our Chief Executive Officer’s assessment of individual performance of each executive, other than himself). The bonus range for each named executive officer was 0% − 200% of the executive officer’s target bonus opportunity. For information on each of our named executive officers’ target and maximum annual bonus opportunity established by the Compensation Committee at the beginning of 2021, see the “2021 Grants of Plan Based Awards” table below.
The base bonus pool for each performance year (which we refer to as the “Base Bonus Pool”) is determined with reference to the aggregate target bonus of all bonus eligible employees. The actual bonus pool available for bonus payments with respect to all employees of the Company for the applicable performance year (which we refer to as the “Actual Bonus Pool”) may be funded up to 120% of the Base Bonus Pool if all KPIs are achieved, as determined by our Compensation Committee based on its quantitative and qualitative assessment of the level of achievement of the KPIs and overall Company financial and operating performance. Actual individual bonus amounts payable to our named executive officers were then determined based on the Compensation Committee’s review and assessment of the individual performance (taking into account our Chief Executive Officer’s assessment of individual performance of each executive, other than himself). The actual aggregate amount of cash bonuses paid to all of our employees, including our current named executive officers, for any performance year cannot exceed the Actual Bonus Pool approved by our Compensation Committee for such year.
In January 2022, the Compensation Committee reviewed a comprehensive report prepared by management summarizing the Company’s performance against the pre-established 2021 KPIs and the Company’s strategic, financial, exploration, development and production performance.
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The KPIs for the 2021 performance year, as judged by the Compensation Committee in January 2022, are set forth in the table below.
2021 Key Performance Indicators
KPI	Level of Achievement	Commentary
Enhance License to Operate
Zero anticorruption violations	Achieved	Continued to satisfy anticorruption compliance requirements via proactive diligence and training, and constant compliance vigilance.
Deliver Health, Safety, Environment and Sustainability (HSES) plan targets	Partially Achieved	Delivered all five HSES plan targets, with one fatality on the West Neptune Drilling Rig (Gulf of Mexico).
Establish Kosmos as a company recognized for its leading ESG credentials ■ Secure opportunities in 2021 to mitigate Scope 1 and Scope 2 carbon emissions	Achieved	Recognized by Newsweek as one of America’s top 500 Most Responsible Companies (2nd place E&P company on the list). Secured opportunities in 2021 to mitigate Scope 1 and Scope 2 carbon emissions.
Effectively manage above ground country risk through leveraging Kosmos brand	Achieved
Continued to effectively manage our country strategies by leveraging the Kosmos brand to strengthen relationships and manage above ground risks through consistent and transparent engagement with our host government bodies which enhanced our relationship as a trusted partner.

This was evidenced by the successful transition of the Kosmos Innovation Center in Ghana to a stand-alone organization, attracting $16 million of funding from MasterCard Foundation.

Enhance Organizational Effectiveness
Improve the strategic alignment, efficiency and connection of the Company	Achieved
Improved the strategic alignment, efficiency and connection of the Company as evidenced by our improved annual Work Force survey scores for connection and strategic alignment.

Hybrid return to office in July 2021 and the Company resumed social and philanthropic activities.

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Deliver Operational Milestones
Ghana Business Unit	Maximize Ghana production through 2021 drilling, increased gas offtake export and reliable water injection	Achieved
Increased Ghana production by drilling three wells at Jubilee and one well at TEN.

Jubilee exceeded 90,000 Mbopd, gross exit rate at year-end.

High levels of water injection and gas offtake from the Government of Ghana has continued into 2022 with record levels of water injection seen at Jubilee (>235,000 barrels of water per day) helping to optimize reservoir performance.

	Develop with the Operator high graded drilling targets in Jubilee and TEN to underpin two rig program in 2022	Partially Achieved
Developed high graded drilling targets with the Operator and decided to optimize the 2022 drilling program using a single drilling rig.

Aligned with partnership to drill two TEN riser-based wells with production benefit expected 2023.

	Complete Ghana infrastructure-led exploration (ILX) review that identifies high-graded opportunities that compete for future capital	Achieved	Completed ILX review in Ghana with future opportunities identified.
Gulf of Mexico Business Unit	Operated activity: Ensure safe and efficient drilling/completion – Zora ILX well and Kodiak-3 well	Not Achieved	Experienced issues with the completion process at the Kodiak-3 well.
	Non-Operated activity: Rigorous assurance of Operator’s basis of design and execution of Tornado-5 well	Achieved	Tornado-5 well (renamed Tornado-3ST2 well) successfully completed and brought on production.
	Deliver one commercial discovery from Winterfell/Zora with net reserves of >10 MMboe (NRI)	Achieved	A commercial discovery was made at Winterfell, resulting in a net reserves addition of >10 MMboe (NRI).
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Equatorial Guinea/Sao Tome and Principe Business Unit	Maximize production through the optimization program, including electric submersible pumps (ESPs) and well stimulations	Achieved	Maximized production through the completion of one new ESP conversion and one existing ESP repair.
	Ensure safe and efficient three-well infill program beginning in 2Q 2021, that cumulatively delivers 1.3 Mbopd (gross) annualized production uplift	Partially Achieved
Two infill wells were successfully drilled and brought online, however, one well was deferred due to prioritization of HSE.

The new infill wells led to an annualized production uplift of 0.3 Mbopd (gross) due to their delayed timing, but their combined production exit rate of 3.8 Mbopd (gross) as of December 31, 2021 was higher than expected.

	Complete farm-outs of Block EG-24 in Equatorial Guinea and Block 5 in Sao Tome and Principe to deliver self-funded exploration program	Partially Achieved
The farm-out process is continuing into 2022, however, an amendment to the Block EG-24 production sharing agreement improving its commercial terms was agreed with the Government of Equatorial Guinea in 2021 to enable successful future execution.

Mauritania/Senegal Business Unit	GTA – Ensure Phase 1 remains on schedule to deliver first gas in 1H 2023; finalize expansion plans with the Operator to support Phase 2 FID by end of 2022	Partially Achieved
Due to delays resulting from COVID-19 related labor and supplies shortages, Phase 1 first gas is now scheduled for Q3 2023.

A Phase 2 working group was formed in 2021 to focus discussions on reaching a Phase 2 development decision in 2022.

	Financing: Completion of the GTA FPSO financing by end 1Q 2021 and national oil company (NOC) loan refinancing by YE; advance alternative Phase 1 project financing/asset sale by year-end	Achieved
GTA FPSO financing completed.

Received several terms sheets for the NOC loan refinancing, but after considering improved liquidity position, the Company decided to continue discussions into 2022 to ensure an optimal structure.

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EXECUTIVE COMPENSATION
Manage Costs
Net Cash General and Administrative (G&A)(1) expense of $55 million	Achieved	Net Cash, G&A(1) $60 million, which includes non-budgeted discretionary cash bonuses of ~$6 million approved by the Compensation Committee for retention and performance.
Project Capital Expenditure (CapEx) of $387(4) million	Achieved
CapEx of $459 million. Base business capital expenditures of ~$270 million were in line with budget and gross M|S capital expenditures of ~$171 million was also in line with approved budget, however the net amount reflected increased capital due to delayed timing of FPSO sale and leaseback transaction (completed in 3Q vs budgeted at end of 1Q). The Company also incurred an additional $18 million of unbudgeted capital expenditures for additional Ghana interests acquired from Oxy in 2021.

Deliver 2021 Corporate Targets and Maintain Long Term Financial Liquidity
Deliver production target of 55-58 Mboepd(2) and corresponding EBITDAX(3) of $500 – 550 million(2) at $45/Bbl Brent	Not Achieved	Delivered 2021 production of ~55 Mboepd (~52 Mboepd excluding the impacts of acquisitions). EBITDAX of $702 million(3) delivered at average $71/Bbl Brent.
Maintain long-term financial strength through refinancing of RBL and RCF credit facilities, capital markets issuance and continuing a disciplined hedging program	Achieved	Successfully completed RBL refinancing and issuance of $850 million of High Yield Notes offerings. ~55% of expected 2022 production hedged.
Reposition the Company
Deliver transaction that re-rates the company by building scale and strengthening the balance sheet	Achieved	Successful acquisition of additional interests in Ghana from Occidental Petroleum that should improve the Company’s EBITDAX and free cash flow.
(1)	“Net Cash G&A” represents G&A excluding non-cash equity-based compensation expense.
(2)	Excluding impact of acquisitions.
(3)	“EBITDAX” is defined in the Company’s 2021 Annual Report on Form 10-K.
(4)	Inclusive of Winterfell Appraisal capital due to successful exploration drilling.
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In evaluating the Actual Bonus Pool for the 2021 performance year, the Compensation Committee considered the Company’s strategic, financial and operating performance, including robust production growth, a strengthened balance sheet and healthy liquidity, the acquisition of additional interests in Ghana from Occidental Petroleum and the continued advancement of Phase 1 of the Tortue LNG project to approximately 70% complete at year end. As a result, the Committee approved the Actual Bonus Pool for 2021 at 100% of the Base Bonus Pool.
In determining the individual bonus award for each of our current named executive officers for 2021 payable from the 2021 Actual Bonus Pool, the Compensation Committee considered each executive’s individual contributions, including strategic initiatives, financial performance, operating performance and organizational leadership.
The table below sets forth our current named executive officers’ target and maximum bonus opportunities for 2021, along with the actual amounts of the bonuses that they received for 2021 based on the achievement of the KPIs and Company described above:
Name	Target Bonus Opportunity (as % of Base Salary)	Target Bonus Opportunity ($)	Maximum Bonus Opportunity ($)(1)	Actual 2021 Bonus ($)
Andrew G. Inglis	100%	1,028,012	2,056,024	1,500,000
Neal D. Shah	100%	550,000	1,100,000	1,100,000
Christopher J. Ball	100%	615,652	1,231,304	976,718
Richard R. Clark	100%	668,749	1,337,498	668,749
Jason E. Doughty	75%	349,965	699,930	612,438
(1)	The amounts in this column represent 200% of each named executive officer’s target bonus opportunity.
Base Salary
Base salary is the sole fixed component of our executive compensation program and represents a relatively modest portion of our named executive officers’ total compensation package, offering them a measure of certainty and predictability. We generally review salary ranges and individual salaries for our named executive officers annually. We establish the base salary for each named executive officer based on our review of pay levels across industry peers and business requirements for certain skills, individual experience and contributions, as well as the roles and responsibilities of the executive. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us and execute our strategy.
Our named executive officer salaries are intended to be competitive with those of our industry peers. We do not have a prescribed policy or broadly applied guideline for how salaries should compare to external survey data.
Base salaries are subject to change if, among other reasons, the executive’s experience or responsibilities change materially or there are changes in the competitive market environment.
In early 2021, the Compensation Committee reviewed the base salaries paid to each of our named executive officers and determined that no base salary increases would be granted with the exception that, in consideration for his appointment to Senior Vice President and CFO, Mr. Shah’s base salary was increased from $460,000 to $550,000 effective February 1, 2021.
Name	2020 Base Salary	2021 Base Salary
	($)	($)
Mr. Inglis	1,028,012	1,028,012
Mr. Shah	460,000	550,000
Mr. Ball	615,652	615,652
Mr. Clark	668,749	668,749
Mr. Doughty	466,620	466,620
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Benefits and Perquisites
Our named executive officers are entitled to the same health and welfare benefits as our employees generally, including medical, prescription drug, dental and vision insurance and relocation benefits and are also entitled to annual executive physicals, financial and tax planning services and payments of premiums for supplemental health and welfare benefits. Our named executive officers are eligible to participate in our tax-qualified 401(k) plan on the same basis as our employees generally and are not entitled to any supplemental executive retirement benefits. Under the 401(k) plan, the Company matches 100% of an employee’s elective deferrals up to a specified percentage of eligible compensation (8% in 2021), subject to applicable limitations under the Internal Revenue Code.
For details and the amounts of such benefits, see the “All Other Compensation” column of the 2021 Summary Compensation Table and the accompanying footnotes below.
Deferred Compensation Program
The Company has maintained a non-qualified deferred compensation plan pursuant to which each member of our Senior Leadership Team (including our named executive officers) and executives at the level of senior vice president or above were eligible to defer up to 50% of his or her base compensation and 100% of his or her annual cash bonus compensation on a pre-tax basis, with the Company providing a matching contribution on the first 8% deferred by each executive. On January 20, 2022, the Compensation Committee approved the termination of the deferred compensation plan, with any remaining benefits and obligations under the plan to be paid out in full within approximately 24 months following the termination date.
Termination and Change in Control Benefits
■
Equity Awards: The vesting of the equity awards held by our named executive officers accelerates in connection with specified terminations of employment or a change in control. See “2021 Compensation—Potential Payments Upon Termination or Change in Control” below.

■
Offer Letters: The offer letter agreements we have entered into with each of our named executive officers (other than Messrs. Clark and Shah) provide for specified termination payments and benefits. See “2021 Compensation—Potential Payments Upon Termination or Change in Control—Offer Letters” below.

■	Severance Policy: We maintain a change in control severance policy that is designed to encourage continuity of management and other employees after a “change in control”
(as defined in the LTIP). The policy provides severance benefits to regular full-time U.S. employees whose employment is terminated in connection with a change in control. Our named executive officers are not covered by any severance policy or program for terminations that occur other than in connection with a change in control. In January 2022, the Compensation Committee determined to implement certain changes to the calculation of cash severance under this severance policy after undertaking a benchmarking analysis of peer and industry executive compensation programs. For more information on our change in control severance policy and the revisions made to the policy in January 2022, see “2021 Compensation—Potential Payments Upon Termination of Change in Control—Severance Policy” below.
Compensation Recoupment Policy
Under our Compensation Recoupment Policy, in the event the Company is required to restate its financial results in order to correct a material error, our Compensation Committee may recoup, on a pre-tax basis, certain incentive-based compensation from our executive officers to the extent the amount of such compensation actually paid to the executive exceeds the amount that would have been paid if
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calculated based on the financial restatement. In addition, in the event an executive officer engages in certain specified acts of misconduct, the Compensation Committee may recoup, on a pre-tax basis, certain incentive-based compensation and other compensation (including service-vesting equity awards and discretionary cash bonuses) that was paid to such executive within three years prior to the date of such misconduct (or, if later, the date the Compensation Committee discovers such misconduct).
The Compensation Committee reviews this policy from time to time, and the Committee will review it following the SEC’s adoption of a final rule under the Dodd-Frank Act regarding incentive-based compensation recoupment.
Share Ownership Guidelines
Under our share ownership guidelines, each of our executive officers is required to own, within five years following his or her hire or promotion date, common shares of the Company having an aggregate value at least equal to the multiple of his or her annual base salary, as follows:
Position	Multiple of Annual Base Salary
Chief Executive Officer	6x
Other Executive Officers	3x
Shares owned directly or indirectly (including shares received upon settlement of an equity award) and service-vesting restricted shares and share-settled RSUs are counted for purposes of satisfying our Share Ownership Guidelines. However, shares underlying restricted shares or RSUs that are subject to performance-based vesting conditions that have not yet been satisfied will not be counted for purposes of satisfying the ownership guidelines.
As of December 31, 2021, all of our executive officers were in compliance with the share ownership guidelines.
Policy Prohibiting Hedging Transactions
Our Dealing Policy prohibits our employees, including our named executive officers, from engaging in speculative transactions in the Company’s securities, including short sales and, unless our General Counsel provides prior written authorization, publicly traded options and margin accounts.
During the past five years, none of our named executive officers have engaged in any such hedging transactions with respect to any Company securities.
Compensation Risk Assessment
Our management team has reviewed our compensation policies and practices for all of our employees with our Compensation Committee. We believe that the following factors mitigate any potential risks: balanced pay mix; diversified performance metrics; emphasis on long-term equity incentive compensation tied to service and performance conditions; the overall amount of compensation and internal control and oversight by the Compensation Committee and our Board.
The Compensation Committee has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
The Compensation Committee takes into consideration the accounting and tax implications of our compensation and benefit programs, including with respect to the federal income tax deductibility of compensation under Section 162(m) of the Internal Revenue Code (the “Code”).
In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have the flexibility to award compensation that is not deductible under Section 162(m) if it determines such award is in our stockholders’ best interests.
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Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted by the Compensation Committee of the Board,

Adebayo (“Bayo”) O. Ogunlesi, Chair Sir Richard Dearlove Steven M. Sterin
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2021 Compensation Tables
The following tables contain information about the compensation we provided for 2021, 2020 and 2019 to our 2021 named executive officers.
2021 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Non-Equity Incentive Compensation ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrew G. Inglis Chairman and Chief Executive Officer	2021	1,028,012	—	1,500,000	3,658,925	50,993	6,237,930
	2020	1,028,012	—	—	3,636,630	58,059	4,722,701
	2019	1,007,855	—	1,763,746	2,334,927	47,932	5,154,460
Neal D. Shah(5) Senior Vice President and Chief Financial Office	2021	550,000	—	1,100,000	1,841,810	34,799	3,526,609
	2020	460,000	—	—	1,212,210	34,581	1,706,791
	2019	—	—	—	—	—	—
Christopher J. Ball Senior Vice President and Chief Commercial Office	2021	615,652	—	976,718	2,115,510	36,743	3,744,623
	2020	615,652	—	—	1,776,638	63,451	2,455,741
	2019	603,580	—	905,370	1,235,919	46,062	2,790,931
Richard Clark Senior Vice President and Head of Gulf of Mexico Business Unit	2021	668,749	—	668,749	2,115,510	93,204	3,546,212
	2020	668,749	—	—	1,776,638	49,927	2,495,314
	2019	655,636	—	1,147,363	1,235,919	47,956	3,086,874
Jason E. Doughty Senior Vice President and General Counsel	2021	466,620	—	612,438	1,482,631	36,574	2,598,263
	2020	466,620	—	—	1,278,182	39,276	1,784,078
	2019	457,470	—	514,654	888,971	39,584	1,900,679
(1)	The amounts in this column reflect the actual amounts of salary paid to our named executive officers in the relevant fiscal year.
(2)
Annual cash bonuses were awarded at or above target for 2021. For additional information, see “Compensation Discussion and Analysis—Analysis of 2021 Executive Compensation Decisions—Annual Cash Bonus” above.

(3)
The amounts in this column reflect the aggregate grant date fair values of the RSUs and PSUs granted under the LTIP in 2021 to the named executive officers, in each case, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, that the executives will realize for these awards is a function of the value of the underlying shares if and when these awards vest and, for PSU awards, the level of attainment of the applicable performance goal. The amounts for the PSU awards were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these amounts, see the “Grant Date Fair Value of Stock and Option Awards” column of the “2021 Grants of Plan-Based Awards” table below. The following are the values of the PSU awards as of the grant date assuming attainment of the maximum level of performance: Mr. Inglis $6,549,250, Mr. Shah $3,307,860, Mr. Ball $3,855,260, Mr. Clark $3,855,260 and Mr. Doughty $2,695,140. For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our 2021 Annual Report on Form 10-K.

(4)	The amounts reported for 2021 in this column for our named executive officers reflect the following:
(a)
For Mr. Inglis, includes: (i) matching contributions under the Company’s 401(k) plan ($23,200); (ii) payment of premiums for (a) executive life insurance ($11,487), (b) executive supplemental disability income insurance ($6,542) and (c) executive long-term care insurance ($4,676); (iii) the cost of an annual executive physical ($205); and (iv) reimbursement for financial planning services ($4,883).

(b)
For Mr. Shah, includes: (i) matching contributions under the Company’s 401(k) plan ($19,500); (ii) payment of premiums for (a) executive life insurance ($245), (b) executive supplemental disability income insurance ($3,130) and (c) executive long-term care insurance ($4,218); (iii) the cost of an annual executive physical ($2,706); and (iv) reimbursement for financial planning services ($5,000.)

(c)
For Mr. Clark, includes: (i) matching contributions under the Company’s 401(k) plan ($23,200); (ii) payment of premiums for (a) executive life insurance ($14,858), (b) executive supplemental disability income insurance ($5,233) and (c) executive long-term care insurance ($7,017); (iii) reimbursement for financial planning services ($5,000); and (iv) Company matching contributions to our non-qualified deferred compensation plan ($37,896).

(d)	For Mr. Ball, includes: (i) matching contributions under the Company’s 401(k) plan ($17,400); (ii) payment
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of premiums for (a) executive life insurance ($4,235), (b) executive supplemental disability income insurance ($5,891) and (c) executive long-term care insurance ($4,217); and (iii) reimbursement for financial planning services ($5,000).
(e)
For Mr. Doughty, includes: (i) matching contributions under the Company’s 401(k) plan ($23,200); (ii) payment of premiums for (a) executive life insurance ($1,906), (b) executive supplemental disability income insurance ($5,962) and (c) executive long-term care insurance ($4,218); and (iii) the cost of an annual executive physical ($1,287).

(5)
Mr. Shah was promoted to the position of Senior Vice President and Chief Financial Officer, effective May 11, 2020. The Compensation Committee approved an increase in base salary (from $460,000 to $550,000) and an increase in his annual bonus target (from 75% to 100% of his annual base salary), effective February 1, 2021.

2021 Grants of Plan-Based Awards
The following table provides information on grants of plan-based awards made to our named executive officers during 2021.
Name	Grant Date	Approval Effective Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew G. Inglis	—	—	1,028,012	2,056,024	—	—	—	—	—
	01/31/2021	01/26/2021	—	—	—	—	—	157,500	384,300
	01/31/2021	01/26/2021	—	—	209,375	837,500	1,675,000	—	3,274,625
Neal D. Shah	—	—	550,000	1,100,000	—	—	—	—	—
	01/31/2021	01/26/2021	—	—	—	—	—	77,000	187,880
	01/31/2021	01/26/2021	—	—	105,750	423,000	846,000	—	1,653,930
Christopher J. Ball	—	—	615,652	1,231,304	—	—	—	—	—
	01/31/2021	01/26/2021	—	—	—	—	—	77,000	187,880
	01/31/2021	01/26/2021	—	—	123,250	493,000	986,000	—	1,927,630
Richard R. Clark	—	—	668,749	1,337,498	—	—	—	—	—
	01/31/2021	01/26/2021	—	—	—	—	—	77,000	187,880
	01/31/2021	01/26/2021	—	—	123,250	493,000	986,000	—	1,927,630
Jason E. Doughty	—	—	349,965	699,930	—	—	—	—	—
	01/31/2021	01/26/2021	—	—	—	—	—	55,353	135,061
	01/31/2021	01/26/2021	—	—	86,162	344,647	689,294	—	1,347,570
(1)
The amounts reported are the target and maximum annual bonuses that our named executive officers were eligible to receive for performance in respect of 2021 pursuant to our annual cash bonus plan. For additional information, see “Compensation Discussion and Analysis—Analysis of 2021 Executive Compensation Decisions—Annual Cash Bonus” above.

(2)
These amounts reflect PSUs, which are scheduled to vest between 0% and 200% of the number of shares shown in the “Target” sub-column based on attainment of both a service condition that will lapse one-third each year over three years and the specified relative TSR performance condition that will be measured on January 4, 2024. The amounts in the “Threshold” sub-column reflect the 25% of the shares shown in the “Target” sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the awards will be forfeited. The amounts in the “Target” sub-column reflect the 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the “Maximum” sub-column reflect the 200% of the shares that will vest on attainment of the service condition and the maximum performance level. For more on the terms of these awards, see “Compensation Discussion and Analysis— Analysis of 2021 Executive Compensation Decisions—Equity Awards” above.

(3)	These amounts reflect RSUs that are scheduled to vest one-third each year over three years, based solely on service.
(4)	The amounts in this column for the RSUs reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.
The amounts in this column for the PSUs were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of
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estimated forfeitures. For the values of these awards, assuming attainment of the maximum level of performance, see Footnote 3 to the “2021 Summary Compensation Table” above. The actual value, if any, that each named executive officer will realize for these PSUs is a function of the value of the shares if and when the awards vest.
For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table provides information on the outstanding equity awards held by our named executive officers as of December 31, 2021.
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Andrew G. Inglis	297,773(3)	1,030,295	1,427,925(3)	4,940,620
Neal D. Shah	124,165(4)	429,611	611,000(4)	2,114,060
Christopher J. Ball	150,123(5)	519,426	786,750(5)	2,722,156
Richard R. Clark	150,123(6)	519,426	786,750(6)	2,722,156
Jason E. Doughty	107,503(7)	371,960	556,647(7)	1,925,999
(1)	The market values of the awards were calculated by multiplying the number of shares underlying the awards by $3.46, which was the closing price of a common share on December 31, 2021.
(2)
The number of shares underlying PSU awards reflected in this table assumes attainment of the applicable specified relative TSR goal at the target performance level for PSU awards granted in 2019, 2020 and 2021. The actual number of shares, if any, that will vest will be based on (i) the level of achievement of the relative TSR goal as of the actual end of the performance period and (ii) satisfaction of the applicable service condition, in each case, as indicated in the footnotes below, plus the amount of any dividends or distributions that are declared on the shares during the applicable performance period. Following the end of 2021, the PSUs granted in 2019 achieved the specified relative TSR goal with a payout at 86.6% of the target number of shares. For more on the terms of outstanding equity awards granted in 2021, see “Compensation Discussion and Analysis—Analysis of 2021 Executive Compensation Decisions—Equity Awards” above.

(3)
For Mr. Inglis, consists of: (a) 41,274 shares underlying RSU awards that are scheduled to vest on January 2, 2022; (b) 98,999 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2022 and 2023; (c) 157,500 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2022, 2023 and 2024; (d) 288,925 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2022 and a service condition that is scheduled to be met on January 31, 2022); (e) 301,500 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2023 and a service condition that is scheduled to be met ratably on January 31 of each of 2022 and 2023); and (f) 837,500 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2024 and a service condition that is scheduled to be met ratably on January 31 of each of 2022, 2023 and 2024).

(4)
For Mr. Shah, consists of: (a) 14,166 shares underlying RSU awards that are scheduled to vest on January 31, 2022; (b) 32,999 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2022 and 2023; (c) 77,000 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2022, 2023 and 2024; (d) 87,500 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2022 and a service condition that is scheduled to be met on January 31, 2022); (e) 100,500 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2023 and a service condition that is scheduled to be met ratably on January 31 of each of 2022 and 2023); and (f) 423,000 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2024 and a service condition that is scheduled to be met ratably on January 31 of each of 2022, 2023 and 2024).

(5)
For Mr. Ball, consists of: (a) 24,374 shares underlying RSU awards that are scheduled to vest on January 31, 2022; (b) 48,749 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2022 and 2023; (c) 77,000 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2022, 2023 and 2024; (d) 146,875 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2022 and a service condition that is scheduled to be met on January 31, 2022); (e) 146,875 shares

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underlying PSU awards (with a performance period scheduled to end on January 2, 2023 and a service condition that is scheduled to be met ratably on January 31 of each of 2022 and 2023); and (f) 493,000 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2024 and a service condition that is scheduled to be met ratably on January 31 of each of 2022, 2023 and 2024).
(6)
For Mr. Clark, consists of: (a) 24,374 shares underlying RSU awards that are scheduled vest on January 31, 2022; (b) 48,749 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2022 and 2023; (c) 77,000 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2022, 2023 and 2024; (d) 146,875 shares underlying PSU awards (with a performance period that is scheduled to end on January 2, 2022 and a service condition that is scheduled to be met ratably on January 31, 2022); and (e) 146,875 shares underlying PSU awards (with a performance period that is scheduled to end on January 2, 2023 and a service condition that is scheduled to be met ratably on January 31 of each of 2022 and 2023); and (f) 493,000 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2024 and a service condition that is scheduled to be met ratably on January 31 of each of 2022, 2023 and 2024).

(7)
For Mr. Doughty, consists of: (a) 17,383 shares underlying RSU awards that are scheduled to vest on January 31, 2022; (b) 34,767 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2022 and 2023; (c) 55,353 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2022, 2023 and 2024; (d) 106,000 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2022 and a service condition that is scheduled to be met on January 31, 2022); (e) 106,000 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2023 and a service condition that is scheduled to be met ratably on January 31 of each of 2022 and 2023); and (f) 344,647 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2024 and a service condition that is scheduled to be met ratably on January 31 of each of 2022, 2023 and 2024).

Option Exercises and Stock Vested During 2021
The following table provides information on our named executive officers’ RSU and PSU awards that vested in 2021. We have not granted share options to our named executive officers or other employees.
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Andrew G. Inglis	276,112	644,362
Neal D. Shah	88,911	207,377
Christopher J. Ball	124,783	290,588
Richard R. Clark	118,806	278,584
Jason E. Doughty	104,313	243,397
(1)
The value realized on vesting of the awards was calculated by multiplying the number of shares underlying the awards that vested in 2021 by the closing price of a share on the vesting date (or if the vesting date was not a trading day, on the trading day immediately preceding the vesting date). These closing prices ranged from $2.28 to $2.39.

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2021 Pension Benefits
We do not maintain any defined benefit pension plans.
2021 Nonqualified Deferred Compensation
The table below provides information on the non-qualified deferred compensation of our named executive officers for 2021. On January 20, 2022, the Compensation Committee approved the termination of the Company’s non-qualified deferred compensation plan, with liquidation of the plan to follow no later than 24 months from the date of termination.
Name	Executive Contributions in 2021 ($)(2)	Registrant Contributions in 2021 ($)(3)	Aggregate Earnings in 2021($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2021 ($)
Andrew G. Inglis	—	—	—	—	—
Neal D. Shah	—
Christopher J. Ball	—	—	—	—	—
Richard R. Clark	37,896	37,896	4,034	—	79,826
Jason E. Doughty	—	—	—	—	—
(1)
Prior to its termination in January 2022, the Company maintained a non-qualified deferred compensation plan pursuant to which each member of our Senior Leadership Team (including our named executive officers) and executives at the level of senior vice president or above were eligible to defer up to 50% of his or her base compensation and 100% of his or her annual cash bonus compensation on a pre-tax basis, with the Company providing a matching contribution on the first 8% deferred by each executive. Matching contributions vested after three years of service. The vesting of unvested matching contributions under the deferred compensation plan accelerates upon the participant’s death or disability or upon a change in control of Kosmos. Participants under the plan had the option to elect to have their benefit distributed on a specified date or a separation from service with Kosmos (either in a lump sum or in annual installments over a ten-year period).

The deferred compensation plan permits participants to notionally invest the deferred amounts among vehicles that mirror the gains and/or losses of various investment funds provided under our 401(k) Plan. Since each executive chooses the investment vehicle or vehicles and may change their allocations from time to time, the return on the investment will depend on how well each underlying investment performed during the time the executive chose it as an investment vehicle. The aggregate performance of such investment is reflected in the “Aggregate Earnings in 2021” column.
(2)	These amounts are reported as compensation in the “2021 Summary Compensation Table” above under the column “Salary”.
(3)	These amounts are reported as compensation in the “2021 Summary Compensation Table” above under the column “All Other Compensation”.
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Potential Payments Upon Termination or Change in Control
If on December 31, 2021 we had undergone a change in control or our named executive officers’ employment had terminated under specified circumstances, each of our named executive officers would have been entitled to accelerated vesting of his equity awards on the terms summarized under “—Equity Awards” below, and to specified payments and benefits under our severance policy or their offer letters. For a summary of the terms of our severance policy and these offer letters, see “—Severance Policy” and “—Offer Letters” below.
Name	Change in Control (No Termination) ($)	Involuntary Termination in Connection with Change in Control ($)	Termination without Cause or Resignation for Good Reason (No Change in Control) ($)	Voluntary Resignation without Good Reason Or Termination for Cause ($)	Death/ Disability ($)
Andrew G. Inglis
Equity acceleration(1)	10,911,535	10,911,535	—	—	10,911,535
Salary payments	—	2,056,024(2)	2,056,024(2)	—	—
Bonus	—	2,056,024(2)	2,056,024(2)	—	—
Benefits continuation	—	60,605(3)	60,605(3)	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Total	10,911,535	15,104,888	4,172,653	—	10,911,535
Neal D. Shah
Equity acceleration(1)	—	4,657,731	—	—	4,657,731
Salary payments	—	1,565,385(5)	—	—	—
Bonus	—	550,000(6)	—	—	—
Benefits continuation	—	19,973(3)	—	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Total	—	6,813,789	—	—	4,657,731
Christopher J. Ball
Equity acceleration(1)	—	5,963,738	—	—	5,963,738
Salary payments	—	1,610,167(5)	923,478(7)	—	—
Bonus	—	615,652(6)	—	—	—
Benefits continuation	—	—	—	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Total	—	8,210,257	923,478	—	5,963,738
Richard R. Clark
Equity acceleration(1)	—	5,963,738	—	—	5,963,738
Salary payments	—	2,160,574(5)	—	—	—
Bonus	—	668,749(6)	—	—	—
Benefits continuation	—	43,443(3)	—	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Total	—	8,857,204	—	—	5,963,738
Jason E. Doughty
Equity acceleration(1)	—	4,223,958	—	—	4,223,958
Salary payments	—	1,292,178(5)	466,620(7)	—	—
Bonus	—	349,965(6)	349,965(7)	—	—
Benefits continuation	—	60,605(3)	30,303(7)	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	29,370(8)	—	—	—
Total	—	5,976,776	846,888	—	4,223,958
(1)
Each named executive officer holds RSU and PSU awards that were unvested as of December 31, 2021. Under the terms of the applicable award agreements, these awards are subject to accelerated vesting under specified circumstances. The amounts in the table are based on the closing price of a share on December 31, 2021. For PSUs, if (i) the awards remain subject to the satisfaction of the specified relative TSR goal following such termination of employment or (ii) the specified relative TSR goal is calculated based on actual achievement as

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of a change in control, these amounts assume maximum attainment of such goal as of December 31, 2021. See “—Equity Awards” below for more details on the circumstances under which the vesting of these awards would have accelerated.
(2)
Represents the payment of two times Mr. Inglis’ annual base salary and annual target bonus as of December 31, 2021, payable in equal monthly installments over 24 months under Mr. Inglis’ offer letter. For additional details, see “—Offer Letters” below.

(3)	Represents a cash payment in an amount equal to the premium cost of continued healthcare coverage for 24 months under our severance policy (or, for Mr. Inglis, under his offer letter).
(4)	Represents the cost of outplacement services for 18 months under our severance policy.
(5)
Represents a lump-sum cash severance payment under our severance policy equal to 24 months of base salary plus four additional weeks of base salary for each year of recognized service (for Mr. Shah, 44 additional weeks; for Mr. Clark, 64 additional weeks; for Mr. Ball, 32 additional weeks; and for Mr. Doughty, 40 additional weeks) and any additional amounts payable for any partial year of service.

(6)	Under our severance policy, each of our named executive officers is entitled to a prorated portion of his annual target bonus for the year of termination, if not paid prior to the date of termination.
(7)
Represents payments of annual base salary for Mr. Ball (for 18 months) and Mr. Doughty (for 12 months). In addition, for Mr. Doughty, represents (i) 12 months of estimated bonus payments (based on the target amount of his bonus) and (ii) reimbursement of the cost of medical and dental insurance and each of his dependents for 12 months pursuant to his offer letter (Mr. Ball is currently on a UK Health Plan, which is not eligible for COBRA reimbursement). For additional details, see “—Offer Letters” below.

(8)
Represents reasonable and customary costs that we estimate would be incurred in moving Mr. Doughty and his family back to his former residence location, if solely as a result of a “change in control” (as defined in the LTIP and summarized below under “—Equity Awards—Definitions”), Mr. Doughty is required to relocate to a location outside of the Dallas/Fort Worth area, pursuant to the terms of his offer letter. This estimate is based on the costs incurred in moving Mr. Doughty and his family to the Dallas/Fort Worth area. For additional details, see “—Offer Letters” below.

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Offer Letters
The offer letter agreements we have entered into with each of our current named executive officers (other than Mr. Clark and Mr. Shah) provide for specified termination payments and benefits, as follows:
■
On a termination of Mr. Inglis’ employment by us without “cause” or by him for “good reason” (as such terms are defined in his offer letter and summarized below under “—Equity Awards—Definitions”), Mr. Inglis is entitled to cash severance in an amount equal to two times the sum of his base salary and target bonus (payable in equal monthly installments over 24 months) and (ii) continued medical and dental coverage for him and his dependents for 24 months, subject to his execution of a general release of claims.

■	If the employment of each of Messrs. Ball and Doughty is terminated through no fault of his own or his position is eliminated and he is not offered a comparable position in Dallas, Texas then Messrs. Ball and Doughty will receive (a) his annual base salary and (b) reimbursement of the COBRA cost of medical and dental insurance for him and his dependents, in each case for a specified period (18 months for Mr. Ball and 12 months for Mr. Doughty). Mr. Doughty will also receive 12 months of estimated bonus payments.
■
Mr. Doughty is also entitled to payment of reasonable and customary expenses associated with him and his family moving back to Houston, Texas under the circumstances described in footnote 8 to the “Potential Payments Upon Termination or Change in Control” table above.

Severance Policy
Our severance policy is designed to encourage continuity of management and other employees after a change in control. The policy provides severance benefits to regular full-time U.S. employees whose employment is terminated in connection with a “change in control” (as defined in the LTIP and summarized below) as a result of:
■	work force reduction;
■	departmental reorganization that results in job elimination;
■	departmental reorganization that results in a material diminution of the skills, requirements, aptitudes or other criteria of the position, if the employee declines an offer of continued
employment in the altered position or in another position that the Company deems comparable in its reasonable discretion; or
■	relocation of the job functions outside of a 50-mile radius, if the employee is not offered employment at the new location or declines an offer of employment at the new location.
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In 2021, prior to its amendment in January 2022, the severance policy provided for the following termination benefits:
■
a lump-sum cash severance payment in an amount determined based on the employee’s title, years of service and base salary (for our named executive officers, this amount equals 24 months of base salary plus four additional weeks of base salary for each year of service);

■	a prorated portion of the employee’s target bonus for the current year, if not paid prior to the date of termination;
■	a cash payment in an amount equal to the premium cost of continued healthcare coverage for a specified period (24 months for our named executive officers);
■	outplacement services for a specified period (18 months for our named executive officers); and
■	payout of unused vacation time.
In January 2022, the Compensation Committee approved certain revisions to the severance policy, effective immediately, such that the calculation of the lump-sum cash severance payment for members of the Senior Leadership Team was amended to (i) include 24 months of base salary plus two times the annual target bonus for such executive and (ii) remove the years of service component. These changes were implemented in consultation with the Company’s independent compensation consultant after undertaking a benchmarking analysis of peer and industry executive compensation programs and were intended to simplify and align the Company’s severance policy with the lower end of peer and general industry practice.
Employees, including our named executive officers, who have a separate severance agreement may receive benefits under that agreement or the severance policy, but not both. To receive severance benefits under the severance policy, an employee must sign and not revoke a separation and release agreement in the form prescribed by the Company.
Equity Awards
RSUs
RSUs held by each of our named executive officers are scheduled to vest based solely on service and would have fully vested on December 31, 2021, if on that date their employment had terminated due to their death or “disability” (as defined in the LTIP and summarized below). Had we undergone a change in control on December 31, 2021, these awards would have become fully vested on the earliest to occur of:
■	the regularly scheduled vesting date, if the executive remained employed through the vesting date;
■	termination of the executive’s employment due to his death or disability;
■
for our named executive officers other than for Mr. Inglis, termination of the executive’s employment by us or the acquiror without cause or by him for “good reason” (as defined in the LTIP or an applicable offer letter and summarized below) within one year following a change in control; and
■
for awards granted to Mr. Inglis, (i) the first anniversary of a change in control, if Mr. Inglis remains employed through the anniversary date, or (ii) the later of the date of termination or the change in control, if Mr. Inglis’ employment is terminated by us without cause or by him for good reason during the period beginning three months before, and ending one year after, such change in control, provided that any termination during the period beginning three months before such change in control was at the request of a third party that had taken steps reasonably calculated to effectuate such change in control or that otherwise arose in connection with or anticipation of such change in control.

These RSUs would have been forfeited on termination of employment under any other circumstances.
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PSUs
For PSUs held by our named executive officers, the service condition would have been fully attained on December 31, 2021, if on that date the executive’s employment had terminated due to his death or disability, and such awards would have remained subject to the performance condition.
Had the executive terminated his employment without good reason at any time, or had his employment been terminated by us without cause or by him for good reason at any time other than on, or within one year after, a change in control, then any portion of the PSU award for which the applicable service condition had been satisfied as of such termination date would have remained subject to the applicable performance condition, and any remaining portion of the award would have been forfeited without any payment to the executive.
Had we undergone a change in control on December 31, 2021, the performance condition would have been treated as set forth below, and the awards would have remained subject to the service condition to the extent not yet met:
■	for PSUs granted to our named executive officers (other than Mr. Inglis), the performance condition would have been determined based on actual performance as of the date of such change in control; and
■	for PSUs granted to Mr. Inglis, the performance condition would have been deemed attained at the maximum performance level.
In connection with the change in control, the PSUs would have vested or been forfeited under the same circumstances as are described above for RSUs.
These PSUs would have been forfeited on termination of employment under any other circumstances.
Definitions
For purposes of the accelerated vesting of the named executive officers’ equity awards under the circumstances described above, “cause,” “change in control,” “disability” and “good reason” are defined in the LTIP (or, for Mr. Inglis, in his offer letter) as follows:
■	“Cause” generally means the named executive officer’s:
(i)	failure (or, in the case of Mr. Inglis, material failure) to perform his duties (other than any such failure resulting from his physical or mental incapacity);
(ii)	having engaged in misconduct, negligence or a breach of fiduciary duty (or, in the case of Mr. Inglis, having engaged in serious misconduct, gross negligence or a material breach of a fiduciary duty);
(iii)
having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any crime of moral turpitude or felony under any applicable law;

(iv)	breach (or, in the case of Mr. Inglis, material
breach) of any restrictive covenant (and, in the case of Mr. Inglis, any notice requirement, garden leave provision or similar requirement) to which he is subject;
(v)	breach (or, in the case of Mr. Inglis, material breach) of any of our policies, including any policy that relates to expense management, human resources or the Foreign Corrupt Practices Act;
(vi)	unlawful use or possession of illegal drugs on our premises or while performing his duties to us; or
(vii)	commission of an act of fraud, embezzlement or misappropriation, in each case, against us.
In the case of Mr. Inglis, if the Company believes that he has committed an act giving rise to cause under clauses (i), (ii), (iv) or (v) above, then, if such act or omission is reasonably susceptible of cure, we must provide Mr. Inglis written notice specifying the circumstances alleged to constitute cause within 90 days of the Board’s first obtaining knowledge of such circumstances. Mr. Inglis then has 30 days to cure the
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circumstances. If he has not cured the circumstances within such 30-day period, we may terminate Mr. Inglis’ employment within 60 days after the end of such 30-day period.
■	“Change in Control” generally means the occurrence of one or more of the following events:
(i)	the acquisition of 50% or more of the combined voting power of our outstanding securities;
(ii)	the replacement of the majority of our directors during any 12-month period (other than by directors approved by a majority of our remaining directors);
(iii)
the consummation of our merger, amalgamation or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such transaction); or

(iv)
the transfer of our assets having a gross fair market value of 50% or more of the total gross market value of our assets immediately before such transfer (other than any such transfer immediately after which such assets are owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common shares immediately before such transfer), and the subsequent distribution of the proceeds from such transfer to our stockholders having a fair market value that is greater than 50% of our fair market value immediately before such transfer.

■
“Disability” generally means “disability” as defined in our long-term disability plan for the purpose of determining eligibility for benefits. If such plan contains multiple definitions of disability, then “disability” refers to that definition of disability which, if the named executive officer qualified for such benefits, would provide coverage for the longest period.

■	“Good Reason” generally means the occurrence of any of the following events without the named executive officer’s consent:
(i)
a reduction in his base salary or target bonus, other than any such reduction that applies generally to similarly situated employees (or, in the case of Mr. Inglis, that applies to senior executives of the Company);

(ii)	relocation of his principal place of employment by more than 50 miles; or
(iii)	a material reduction in his duties or responsibilities (in the case of our named executive officers other than Mr. Inglis, that occurs within two years after a change in control).
In each case, the executive must provide us with written notice specifying the circumstances alleged to constitute good reason within 90 days after the circumstances first occur. We then have 30 days to cure the circumstances. If we have not cured the circumstances within such 30-day period, the executive is required to resign within 60 days after the end of such 30-day period.
2021 CEO Pay Ratio Disclosure
Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2021:
■	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $247,115;
■	the annual total compensation of our Chief Executive Officer was $6,278,682; and
■	the ratio of these two amounts was approximately 25 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.
  2022 Proxy Statement | 59

EXECUTIVE COMPENSATION
To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our median employee. We determined that, as of December 31, 2021, our employee population consisted of 228 individuals. Our employee population consisted of our global workforce of full-time and part-time employees, as described in more detail below. We adjusted our total employee population (as described above) for purposes of identifying our median employee by excluding 10 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in each such jurisdiction, as follows: three employees in Equatorial Guinea, one employee in São Tomé and Príncipe and six employees in Mauritania.
After taking into account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our median employee consisted of 218 individuals.
To identify our median employee from our total adjusted employee population, we compared the amount of base salary paid to each of our employees as reflected in our payroll records for 2021. In making this determination, we annualized the compensation of our full-time employees who were hired in 2021 but did not work for us for the entire fiscal year and permanent part-time employees. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.
We then calculated such median employee’s annual total compensation for 2021 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for 2021 (as set forth in the 2021 Summary Compensation Table of this Proxy Statement), adjusted to include the cost to the Company in 2021 of specified employee benefits that are provided on a non-discriminatory basis, including medical, dental and vision coverage, health savings account (HSA) contributions, short- and long-term disability benefits, life and accidental death and dismemberment (AD&D) insurance and travel insurance benefits.
Our CEO’s annual total compensation for 2021 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2021 Summary Compensation Table, adjusted, to the extent applicable, in a similar manner as the annual total compensation of our median employee (as described above).
SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
60 |   2022 Proxy Statement

GENERAL MATTERS
Record Date
The Board fixed the record date for the determination of stockholders entitled to notice of and to vote at the annual stockholders meeting as of the close of business on April 12, 2022. Our only outstanding voting securities are our common shares, $0.01 par value per share, of which 455,437,574 shares were outstanding as of the close of business on the record date.
Voting Your Proxy
Our stockholders are entitled to one vote for each common share that is owned on the record date on all matters considered at the annual stockholders meeting. You may vote your shares either in person or by proxy. To vote by proxy, you may submit your proxy and direct how to vote your shares by telephone using the toll-free number listed on the Proxy Card, via the Internet at the website listed on the Proxy Card or by marking, dating, signing and mailing the enclosed Proxy Card in the prepaid envelope provided. When using Internet or telephone voting, the voting systems will verify that you are a stockholder through the use of a company number for Kosmos Energy Ltd. and a control number unique to you. If you submit your proxy and direct how to vote your shares via the Internet or by telephone, please do not also mail the enclosed Proxy Card. If you plan to vote at the virtual annual stockholders meeting, you will need the control number included on your notice of internet availability, proxy card or voting instruction form to be admitted to the virtual meeting as a stockholder, vote your shares and ask questions. Even if you currently plan to attend the virtual annual stockholders meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the virtual annual stockholders meeting.
If you receive more than one Proxy Card or voting instruction form, it means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive. If you wish to consolidate accounts, please contact Computershare Trust Company, N.A. or your broker, bank or other nominee. We will announce preliminary voting results at the annual stockholders meeting and publish the final results in a Current Report on Form 8-K filed within four business days after the end of the annual stockholders meeting.
Shares Held of Record
If your shares are held in your name and you vote by granting a proxy, which is not subsequently revoked, the proxy holders will vote the shares in accordance with your instructions. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as follows:
“ FOR “ Proposal 1: To elect two Class III directors to a three-year term to serve until the 2025 annual stockholders meeting;
“ FOR “ Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and to authorize the Company’s
Audit Committee of the Board of Directors to determine their remuneration; and
“ FOR “: Proposal 3: To provide a non-binding, advisory vote to approve named executive officer compensation.
If other matters properly come before the annual stockholders meeting, the proxy holders will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the annual stockholders meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations on any of the above items.
  2022 Proxy Statement | 61

Shares Held in Street Name
If your shares are held in “street name” by your broker, bank or other nominee, you will receive a voting instruction form with this Proxy Statement. Like shares held of record, you may vote your shares held in street name at the virtual annual stockholders meeting if you have obtained a legal proxy from the holder of record for your shares or you may sign and date the enclosed voting instruction form and return it in the enclosed, postage-paid envelope. If your shares are held in street name in a brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on these proposals. If you do not instruct your broker on how to vote these proposals, your shares will not be voted on these matters, except that your broker may exercise discretionary authority to vote your shares on routine proposals. The only routine proposal at this year’s virtual annual stockholders meeting is Proposal 2.
Revoking Your Proxy
Even after you have returned your proxy, you may revoke your proxy at any time before it is exercised by (1) submitting a written notice of revocation to our Corporate Secretary by mail to Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, (2) submitting a duly executed proxy bearing a later date to our Corporate Secretary by mail to Kosmos
Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231,(3) using the Internet voting website or the toll-free telephone number listed on the enclosed Proxy Card to deliver a duly executed proxy bearing a later date or (4) attending the virtual annual stockholders meeting and voting during the meeting, which suspends the powers of the proxy holder.
Quorum and Vote Required
The presence virtually or by proxy of two or more stockholders representing a majority of our issued and outstanding share capital entitled to vote shall constitute a quorum to conduct business at the virtual annual stockholders meeting.
For Proposal 1, the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” for each of the director nominees. Under our Bylaws, director nominees are elected by a majority of all votes cast, subject to the Company’s director resignation policy contained in its Corporate Governance Guidelines. Abstentions and broker non-votes will have no effect on the election of directors. This means that the individuals nominated for election to the Board who receive more “FOR” votes than “AGAINST” votes (among votes properly cast in person or by proxy) will be elected.
For Proposal 2, the ratification of the selection of the Company’s independent registered public accounting firm, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the proposal. This proposal requires the affirmative vote of a majority of all votes cast in favor of the matter. Abstentions will have no effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, brokers are permitted to vote on this proposal if they have not received instructions from the beneficial owners, and, therefore, there should be no broker non-votes with respect to this Proposal 2.
For Proposal 3, the advisory vote to approve the compensation of the Company’s named executive officers, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the proposal. This proposal requires the affirmative vote of a majority of all votes cast in favor of the matter. Abstentions and broker non-votes will have no effect on the proposal.
Cost of Solicitation
We will pay the cost of soliciting proxies for the annual stockholders meeting. Proxies may be solicited by the employees of Kosmos and our subsidiaries, without additional compensation, in person, or by mail, courier, telephone or email. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.
62 |   2022 Proxy Statement

Annual Report
Our 2021 Annual Report on Form 10-K, including consolidated financial statements as of and for the fiscal year ended December 31, 2021, is being distributed to all stockholders entitled to vote at the annual stockholders meeting, together with this Proxy Statement, in satisfaction of the requirements of the SEC, the Company’s Bylaws and Delaware law. Copies of the Annual Report on Form 10-K are available at no charge upon request. To obtain additional copies of the Annual Report on Form 10-K, please contact us at Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or at telephone number +1 (214) 445-9600. The Annual Report on Form 10-K does not form any part of the materials for the solicitation of proxies. In addition, this Proxy Statement and our Annual Report on Form 10-K are available to you at no charge electronically under the SEC Filings link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.
The Board is not aware of any matter to be presented for action at the annual stockholders meeting of the Company other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matter. The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.
If you have any questions about the proxy materials or the annual stockholders meeting, please contact our Corporate Secretary at Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, or by telephone at +1 (214) 445-9600.
  2022 Proxy Statement | 63

HOUSEHOLDING
As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or by telephone at +1 (214) 445-9600. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.
PROPOSALS OF STOCKHOLDERS FOR 2023 ANNUAL STOCKHOLDERS MEETING
Any stockholder desiring to present a stockholder proposal at our 2023 annual stockholders meeting and to have the proposal included in our related Proxy Statement must send such proposal to Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, so that it is received no later than December 29, 2022. All such proposals should be in compliance with SEC rules and regulations. We will only include in our proxy materials those stockholder proposals that we receive before the deadline and that are proper for stockholder action.
Although information received after such date will not be included in the proxy materials sent to stockholders, a stockholder proposal may still be presented at the annual stockholders meeting if such proposal complies with the Company’s Bylaws. In accordance with our Bylaws, stockholder proposals may be brought before the annual stockholders meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information. To be timely, a stockholder’s written notice must be received at the registered office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual stockholders meeting. For stockholder proposals for the 2023 annual stockholders meeting, written notice must be received between February 9, 2023 and March 11, 2023.
BY ORDER OF THE BOARD OF DIRECTORS

Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary
April 28, 2022
Dallas, Texas
64 |   2022 Proxy Statement

Annex A: North American Exploration and Production Survey Companies
Berry Corporation
Civitas Resources, Inc.
Cabot Oil & Gas Corporation
California Resources Corporation
Callon Petroleum Company
Centennial Resource Development, Inc.
Chesapeake Energy Corporation
Cimarex Energy Company
Comstock Resources, Inc.
Continental Resources, Inc.
Devon Energy Corporation
Diamondback Energy, Inc.
Earthstone Energy, Inc.
EOG Resources, Inc.
EQT Corporation
Gulfport Energy Corporation
Hess Corporation
Laredo Petroleum, Inc.
Magnolia Oil & Gas Corporation
Marathon Oil Corporation
Matador Resources Company
Murphy Oil Corporation
National Fuel Gas Company
Occidental Petroleum Corporation
Ovintiv Inc.
PDC Energy, Inc.
Ranger Oil Corporation
Pioneer Natural Resources Company
Range Resources Corporation
SM Energy Company
Southwestern Energy Company
Talos Energy Inc.
Whiting Petroleum Corporation
CEO Compensation Reference Benchmarking (January 2021)
Cimarex Energy Company
Murphy Oil Corporation
Southwestern Energy Company
Range Resources Corporation
Matador Resources Company
PDC Energy, Inc.
Oasis Petroleum
  2022 Proxy Statement | A-1

KOSMOS ENERGY

KOSMOS ENERGY LTD.
ATTN: CORPORATE SECRETARY
8176 PARK LANE, SUITE 500
DALLAS, TX 75231

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/08/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/08/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Steven M. Sterin	☐	☐	☐
1B Roy A. Franklin	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The Company is making three proposals, none of which is contingent on each other. If other matters properly come before the annual stockholders meeting or any adjournment or postponement of the meeting, the persons named in this proxy card will vote the shares represented by all properly executed proxies in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000560871_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2021 Annual Report on Form 10-K are available at www.proxyvote.com

KOSMOS ENERGY LTD.
Annual Meeting of Stockholders
June 9, 2022 8:00 AM Central Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Andrew G. Inglis and Jason E. Doughty, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of KOSMOS ENERGY LTD. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held via virtual-only format at www.virtualshareholdermeeting.com/KOS2022 at 08:00 AM central daylight time on June 9, 2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000560871_2 R1.0.0.24